EXHIBIT 10.2*

                       AMERICAN FAMILY CORPORATION


     American Family Corporation (the "Company") in recognition of the role of its senior officers in the success and growth of the Company and its subsidiaries, and in consideration of the value to the Company of offering to its senior officers a retirement plan which will encourage their continued employment until date of retirement and thereafter assure their continued service in an advisory capacity and preclude them from rendering any service, assistance or advice to any competition of the Company or its subsidiaries, has adopted the following Retirement Plan for Senior Officers (hereinafter called the "Plan"):


                       AMERICAN FAMILY CORPORATION

                    RETIREMENT PLAN FOR SENIOR OFFICERS
                 (as amended and restated October 1, 1989)

I.    ELIGIBILITY.

            Participation in this Plan shall be limited to the following senior officers of the Company (hereinafter identified as "Participants" of the Plan):

                        W. L. Amos, Sr.
                        Paul S. Amos
                        Daniel P. Amos
                        Herbert A. Bowick
                        Salvador Diaz-Verson, Jr.
                        James Graham
                        G. Othell Hand
                        George W. Jeter
                        W. W. Sasser
                        J. R. Thompson


II.   CREDITED SERVICE.

            Credited service shall be calculated from the date of first entering the service of the Company or any of its subsidiaries, and no time shall be deducted from any interrupted period of service.


III.  RETIREMENT.

            Subject to all the terms and conditions of this Plan and except as described in Article VII, Participants shall be eligible for retirement as follows:

     Age and Service Status             Retirement Status and Benefits
     ______________________             ______________________________

A.  Age 65 or older with 10 or         Voluntary retirement with full
    more years of credited             benefits.
    service on date of adoption
    of the Plan.

B.  With 20 or more years of           Voluntary retirement with full
    credited service.                  benefits.

C.  Upon attainment of age 60          At the request of the Participant
    with less than 20 but more         and subject to approval by the
    than 10 years of credited          Board of Directors, voluntary
    service.                           retirement with reduced benefits
                                       (based on years of actual credited
                                       service expressed as a percentage
                                       of 20 years).

D.  Total and Permanent Dis-           Retirement with full benefits.
    ability prior to attainment
    of age 60, with 10 or more
    years of credited service.
    Disability is defined as any
    physical or mental condition
    which prevents Participant
    from performing the normal
    functions of his regular
    work.

E.  Involuntary termination            Retirement with reduced benefits
    before eligible for any            (based on years of actual credited
    category above, but with           service expressed as a percentage
    more than 10 years                 of 20 years).
    credited service.

NOTE: Retirement under B. and D. above may be made effective on January 1 of the calendar year in which Participant will reach age 60.


IV.   RETIREMENT BENEFITS.

      A. For the 12-month period beginning with the date of retirement, Participant shall be paid full compensation the same as he would have received had he continued in his regular active employment capacity. (In the case of W. L. Amos, Sr., only, this full compensation period shall continue through the end of the calendar year in which he attains age 65.) Thereafter, Participant shall be paid retirement benefits under either subsection (1) or (2) below:

          1. FULL RETIREMENT WITHOUT SURVIVING SPOUSE BENEFIT. Participant shall be paid, at the same pay intervals as active employees of the Company, at the rate of sixty percent (60%) of the total compensation received from the Company or its subsidiaries for either (a) the last 12 months of active employment with the Company, or (b) the highest compensation received in any calendar year of the last three years preceding the date of retirement, whichever is higher; such retirement compensation to be paid for the lifetime of the Participant and to terminate at the end of the calendar month in which Participant's death occurs.

          2.  FULL RETIREMENT WITH SURVIVING SPOUSE BENEFIT.
              At the option of the Participant, and subject to written notice of such election being filed by the Participant with the Company on or before the effective date of retirement, Participant may elect to receive for his lifetime a reduced compensation in the amount of fifty-four percent (54%) of previous compensation, as set forth in Paragraph 1 above, with the additional provision that, effective with the calendar month following the death of the Participant after retirement, the Company will pay monthly to the surviving spouse of the Participant one-half (1/2) of the amount which Participant would have received as retirement income had he survived, such survivor's income to be paid for the appropriate period of time shown below:

              (a) If at time of death of Participant, the surviving spouse is 55 years of age or older, then such survivor's benefit shall be paid for the lifetime of the surviving spouse.
                   OR
              (b) If at time of death of Participant, the surviving spouse is younger than 55 years of age, then such survivor's benefit shall be paid only for a maximum period of 20 years from date of Participant's death or until the surviving spouse's earlier death, whichever occurs first.

      B. All retirement benefits paid under Section A above shall be subject to annual cost-of-living type increases proportionate to any such type compensation increases granted each year to the Company's active Senior Officers or, at the option of the Board of Directors, by any alternative reasonable index of cost-of-living increases.

      C. Retired Participants shall be furnished for their lifetime suitable office space and secretarial support for the maintenance of their consultation work for the Company, their civic responsibilities and personal affairs, with payment by the Company of appropriate expenses.

      D. Retired Participants and their spouses shall receive for their lifetime full medical expense benefits, either through direct payment by the Company or, at the option of the Company, by insurance paid by the Company.

      E. In the event of the death of the Participant after 10 years of credited service, but prior to retirement, the surviving spouse (if any) shall be entitled to benefits as calculated under
          Article IV.A.(2), "Full Retirement With Surviving Spouse Benefit", from the date of the Participant's death, as well as full medical expense benefits as provided in Article IV.D., above.


V.    CONDITIONS.

      A.  CONSULTATION.
          As a condition to the payment of retirement benefits as set forth in this Plan, the Participant agrees to make himself available to the Company after retirement as an independent consultant for consultation by request of the Company at reasonable business hours and upon reasonable notice, and subject to conditions of health, without further compensation except necessary and proper business or travel expenses required in connection with such consultation.

      B.  NON-COMPETITION.
          As a condition to his payment of retirement benefits as set forth in this Plan, the Retired Participant agrees that so long as retirement benefits are paid to him by the Company, he will not, without the prior consent of the Board of Directors, directly or indirectly, render advisory or any other services to, or become employed by, or participate or engage in any business competitive with any of the business activities of the Company or its subsidiaries in any states and/or foreign countries in which it or its subsidiaries do business.

      C.  RIGHTS UNDER EMPLOYEE STOCK BONUS PLAN.
          All rights of the Participant to participate in the Employee Stock Bonus Plan of the Company shall terminate as of the end of the calendar quarter in which retirement occurs.

      D.  IRREVOCABLE.
          Once this Plan has been executed with an eligible Participant, this Plan shall be a binding obligation of the Company and the obligations assumed herein by the Company shall be irrevocable, and cannot be amended, modified, suspended, or supplemented in any respect except by an agreement in writing voluntarily signed by the party against whom such enforcement of any amendment, modification or supplement is sought.

      E.  SUCCESSORS OF THE COMPANY.
          This Plan shall be binding upon any successor to the Company and such successor shall be deemed substituted for the Company for all purposes under this Plan.

      F.  CONSOLIDATION OR MERGER.
          The Company will not consolidate or merge into another corporation which survives the consolidation or merger where the stock of the Company is not outstanding after the merger, unless such surviving corporation shall assume this Plan, as far as it pertains to officers then covered by this Plan, and upon such assumption, Participants and the survivor shall become obligated to perform the terms and conditions hereof and the term "Company" as used in this Agreement shall be deemed to refer to such survivor.

      G.  EFFECT OF COMPANY BREACH OF AGREEMENT.
          In the event that the Company shall fail to pay in accordance with this Plan any sums provided for hereunder, the entire amount of compensation which would accrue to a Participant during the remainder of his life (or, if applicable, the spouse's life subsequent to the death of the Participant), based on proper mortality tables, shall, at Participant's option immediately become due and owing.

      H.  APPLICABLE LAW.
          This Agreement is intended to and shall be governed by the laws of the State of Georgia.

      I.  PRECEDENCE.
          This Agreement shall supersede any other contract of employment or retirement, whether oral or in writing, between the Company and the Participant.

VI.   LEGAL EXPENSES.

            The Company shall pay or reimburse a Participant for all fees and disbursements of counsel, if any, incurred by the Participant in seeking to obtain or enforce any right or benefit provided by this Plan.

      IN WITNESS WHEREOF, AMERICAN FAMILY CORPORATION has caused this Agreement to be executed in its Corporate name and by its officers thereunto fully authorized, this 25th day of October, 1989, all done in the State of Georgia.


                                          AMERICAN FAMILY CORPORATION


Attest:  /s/Lewis A. Hazouri, Jr.       By:  /s/John B. Amos
         _________________________           __________________________

                                             Chairman, CEO
                                             __________________________
                                                   Title
ACCEPTED:


/s/Daniel P. Amos
__________________________________
          Participant

                               EXHIBIT 10.3.1*

                            AFLAC INCORPORATED
                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


      In order to provide retirement benefits for certain key executives of the Company and its subsidiaries, the Company hereby adopts this Supplemental Executive Retirement Plan, originally effective as of October 1, 1989 and as amended, effective September 1, 1993, to provide as follows:

      1.  DEFINITIONS.

          Except as otherwise expressly provided herein, or as otherwise required by the context, the following terms, whenever used in capitalized form, shall have the meaning set forth below:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Company" means AFLAC Incorporated, a Georgia corporation, and any successor thereto.

          (c) "Early Retirement Benefit" means an annual pension which, when combined with the retirement income payable under the AFLAC Incorporated Pension Plan (assuming benefits thereunder are paid immediately as a single life annuity with an early commencement reduction as specified in the qualified Pension Plan without regard to years of service requirement) will equal fifty percent (50%) of the Participant's Final Pay, payable in accordance with
               Section 3(b) of the Plan.

          (d) "Early Retirement Date" means the date a Participant attains age 55, and for those who participate on or after August 11, 1992, it means the date a Participant attains age 55 and completes 15 years of employment; provided, however, that an earlier or later date may be agreed to between a Participant and the Compensation Committee of the Board.

          (e)  "Effective Date" means October 1, 1989.

          (f) "Final Pay" means the highest annual base salary paid to a Participant during any calendar year in the three calendar year period preceding the Participant's Termination of Employment.

          (g) "Normal Retirement Benefit" means an annual pension which, when combined with the retirement income payable under the AFLAC Incorporated Pension Plan (assuming benefits thereunder are paid as a single life annuity) will equal sixty-five percent (65%) of the Participant's Final Pay, payable in accordance with Section 3(a) of the Plan.

          (h) "Norman Retirement Date" means the date a Participant attains age 65; provided, however, that an earlier or later date may be agreed to between a Participant and the Compensation Committee of the Board.

          (i) "Participant" means any employee of the Company (or any subsidiary or affiliate of the Company) who meets the requirements for participation set forth in Section 2 hereof.

          (j)  "Plan" means this AFLAC Incorporated Supplemental
               Executive Retirement Plan, including any and all schedules and appendices hereto.

          (k)  "Retirement" means a Participant's Termination of
               Employment on or after his Early Retirement Date.

          (l) "Retirement Benefit" means a Participant's Early Retirement Benefit or Normal Retirement Benefit, as applicable.

          (m) "Termination of Employment" means termination of a Participant's employment with the Company (and its subsidiaries and affiliates) for any reason except approved leaves of absence.


      2.  ELIGIBILITY.

          Participation in the Plan shall be limited to key employees of the Company (and its subsidiaries and affiliates) designated by the Board from time to time.


      3.  RETIREMENT BENEFITS.

          (a) NORMAL RETIREMENT. If a Participant's Termination of Employment occurs on or after his Normal Retirement Date for any reason other than Cause or death, he shall be entitled to receive an annual Retirement Benefit equal to the Normal Retirement Benefit, payable in the form of annuity for the life of the Participant (except as otherwise provided in Section 3(h)).

          (b) EARLY RETIREMENT. If a Participant's Termination of Employment occurs on or after his Early Retirement Date but before his Normal Retirement Date for any reason other than Cause (as defined in Section 8(e) hereof) or death, he shall be entitled to receive an annual Retirement Benefit equal to the Early Retirement Benefit, payable in the form of an annuity for the life of the Participant (except as otherwise provided in Section 3(h)).

          (c) DEATH BENEFIT. If a Participant dies after qualifying for an early or normal Retirement Benefit but before his commencing to receive such Retirement Benefit, the Participant's spouse shall receive a death benefit equal to fifty percent (50%) of the Retirement Benefit which the Participant would have been entitled to receive had he retired on the day preceding his date of death.

          (d) TERMINATION FOR CAUSE. Notwithstanding any other provisions of this Plan, if a Participant's Termination of Employment is by the Company (or any subsidiary or affiliate of the Company) for Cause (as defined in Section 8(e)) he shall immediately forfeit all rights and entitlements under the Plan.

          (e) NONCOMPETITION. The payment of Retirement Benefits to a Participant, as set forth in this Plan, shall immediately cease and be forfeited if the Participant, without the prior consent of the Board, directly or indirectly, renders advisory or any other services to, or becomes employed by, or participates or engages in any business competitive with any of the business activities of the Company (or any subsidiary or affiliate of the Company) in any states and/or foreign countries in which the Company or any of its subsidiaries or affiliates do business.

          (f) CONSULTATION. As a condition to the payment of Retirement Benefits as set forth in this Plan, a Participant shall make himself available to the Company for ten (10) years after Retirement as an independent consultant for consultation at the request of the Company at reasonable business hours and upon reasonable notice, and subject to the conditions of health, without further compensation except necessary and proper business or travel expenses required in connection with such consultation.

          (g) NON-DISCLOSURE OF INFORMATION. As a condition to the payment of Retirement Benefits as set forth in this Plan, a Participant shall not, directly or indirectly, use or permit the use of any confidential or other proprietary information of a special and unique nature and value to the Company, including, but not limited to, technological data, trade secrets, systems, procedures, confidential reports, client lists, client relationships, marketing strategies of the Company (or any subsidiary or affiliate of the Company), information with respect to the nature and type of services rendered by the Company, or financial information concerning the Company.

          (h) OPTIONAL FORMS OF PAYMENT. In lieu of a life annuity, a Participant may elect to receive his Retirement Benefit in the form of a joint and survivor annuity by electing such alternate form of benefit prior to his Retirement. Under this option, the Participant shall receive for his lifetime under this Plan a reduced annual Retirement Benefit with the additional provision that, effective with the calendar month following the death of the Participant after Retirement, the Company will pay to the surviving spouse of the Participant a monthly benefit equal to one-half (1/2) of the amount which had been payable to the Participant. The reduced amount payable to the Participant shall be determined such that the joint and survivor benefit is the actuarial equivalent (determined using the same fifty percent (50%) Joint and Survivor conversion factors as specified in the AFLAC Incorporated Pension Plan) of the Participant's Retirement Benefit payable as a life annuity.

      4.  TIME OF PAYMENT.

          A Retirement Benefit shall commence on the first day of the calendar month coinciding with or next following a Participant's
Retirement or death (in the case of the benefit provided under Section 3(c) hereof).

      5.  VESTING.

          Except as otherwise provided in Section 8 of the Plan, no benefit shall be payable to a Participant if the Participant incurs a Termination of Employment or is removed from participation in the Plan by the Board prior to his Early Retirement Date.

      6.  NONALIENABILITY.

          Except for the withholding of any tax under the laws of the United States or any state or locality, no Retirement Benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Retirement Benefit, whether currently or hereafter payable, shall be void. Except as otherwise specifically provided by law, no Retirement Benefit shall, in any manner, be liable for or subject to the debts or liabilities of any Participant or any other person entitled to such benefits.

      7.  MISCELLANEOUS.

          (a) NO RIGHT TO CONTINUED EMPLOYMENT. This Plan shall not be construed as providing any Participant with the right to be retained in the employ of the Company (or any subsidiary or affiliate of the Company) or to receive any benefit not specifically provided for hereunder.

          (b) PARTICIPATION IN OTHER PLANS. Nothing contained herein shall exclude or in any manner modify or otherwise affect any existing or future rights of any Participant to participate in and receive the benefits of any compensation, bonus, pension, life insurance, medical and hospitalization insurance or other employee benefit plan or program to which he otherwise might be or become entitled as an employee of the Company (or any subsidiary or affiliate of the Company).

          (c) GOVERNING LAW. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of law principles of Georgia.

          (d) INCAPACITY. If the Company determines that any Participant is unable to care for his affairs because of illness or accident, any Retirement Benefit payment due hereunder (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to such Participant's spouse, child, brother or sister, or to any person deemed by the Company to have incurred expenses for such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liabilities of the Company hereunder.

          (e) AMENDMENT OR TERMINATION OF THE PLAN. The Company shall have the right, at any time and from time to time, to amend in whole or in part, or to terminate any of the provisions of this Plan, and such amendment or termination shall be binding upon all Participants and parties in interest; provided, however, that no such amendment or termination shall impair any vested rights which have accrued to Participants hereunder prior to the date of such amendment or termination. Notwithstanding any other provisions of this Plan, for a period of three years following a Change in Control (as defined in Section 8(c) hereof), this Plan may not be (i) terminated or (ii) amended in any manner which would adversely affect in any way the amount of or the entitlement to retirement benefits hereunder or remove a Participant from participation hereunder.
               Notwithstanding any other provisions of this Section 7, the foregoing provisions of this paragraph may not be amended following a Change in Control without the written consent of a majority in both number and interest of the Participants who are actively employed by the Company (or any subsidiary or affiliate of the Company), both immediately prior to the Change in Control and at the date of such amendment.

          (f) GENDER. The masculine pronoun wherever used shall include the feminine pronoun, and the singular shall include the plural unless the context clearly indicates the distinction.

          (g) HEADINGS. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Plan.

      8.  CHANGE IN CONTROL OF THE COMPANY.

          (a) TERMINATION WITHIN TWO YEARS OF A CHANGE IN CONTROL. If a Participant's Termination of Employment occurs during the two-year period following a Change in Control of the Company, unless such Termination of Employment is (A) because of the Participant's death or Disability (as defined in Section 8(d)), (B) by the Company (or any subsidiary or affiliate of the Company) for Cause (as defined in Section 8(e)), or (C) by the Participant other than for Good Reason (as defined below) (such Termination of Employment being hereinafter referred to as "Qualifying Termination"), such Participant shall be one hundred percent (100%) vested in his Retirement Benefit and the Company shall pay to the Participant, no later than the fifth day following the date of the Participant's Qualifying Termination, a lump sum amount (the "Cash-Out Payment") equal to the greater of (i) the present value (determined as of the date of the Qualifying Termination) of the Retirement Benefit (assuming payment in the form of a single life annuity) (a) to which the Participant is entitled as of the date of the Qualifying Termination, or
               (b) in the case of a Participant who has not yet qualified for early retirement as of the date of his Qualifying Termination, to which the Participant would have been entitled had he remained in the employ of the Company until his Early Retirement Date, and (ii) three times the Participant's Final Pay. The present value of the Retirement Benefit described in clause (i) above shall be determined by using the mortality table and interest rate utilized in the most recent actuarial valuation for the AFLAC Incorporated Pension Plan.

          (b) LIMITATION ON PAYMENTS. Notwithstanding any other provisions of this Plan in the event that any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant's employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the

               Company or such Person) (all such payments and benefits including the Cash-Out Payment, being hereinafter called "Total Payments") would not be deductible (in whole or in part), by the Company, an affiliate or Person making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986 (the "Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of
               Section 280G of the Code in such other plan, arrangement or agreement), the Cash-Out Payment shall be reduced (if necessary, to zero). For purposes of this limitation: (i) no portion of the Total Payments, the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the Termination of Employment shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Participant does not constitute a "parachute payment" within the meaning of
               Section 280G(b)(2) of the Code, including by reason of
               Section 280G(b)(4)(A) of the Code; (iii) the Cash-Out Payment shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause
               (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (c) CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control of the Company" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

               (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

               (II) during any period of two consecutive years (not including any period prior to adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (I), (III) or (IV) of this paragraph), whose election by the Board of nomination for election by the Company stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

               (III) the shareholders of the Company approve a merger or
                     consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
                     (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

               (IV) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

          (d) DISABILITY. As used herein, the term "Disability" shall mean, as a result of a Participant's incapacity due to physical or mental illness, his absence from the full-time performance of his duties with the Company (or any subsidiary or affiliate of the Company) for six consecutive months, and his failure to return to the full-time performance of his duties within thirty (30) days after written notice of termination is given.

          (e) CAUSE. As used herein, the term "Cause" shall mean (i) the willful and continued failure by a Participant to substantially perform the Participant's duties with the Company or a subsidiary or affiliate of the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness or any such actual or anticipated failure after a Participant gives a notice of termination of employment for Good Reasons) after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and
               (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, a termination for Cause shall not be deemed to have occurred unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant engaged in conduct set forth above in this Section 8(e) and specifying the particulars thereof in detail.

          (f) GOOD REASON. As used herein, the term "Good Reason" shall mean, without the express written consent of the Participant, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraph (i), (v) or (vi), such circumstances are fully corrected prior to the date the Participant terminates employment.

               (i) the assignment to the Participant of any duties inconsistent with the position he held in the Company (or any subsidiary or affiliate of the Company) immediately prior to the Change in Control of the Company, or a significant adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to such change;

               (ii) a reduction by the Company in the Participant's annual base salary, or a reduction by the Company in the Participant's total compensation, as in effect on the Effective Date or as the same may be increased from time to time;

               (iii) the relocation of the Company's principal executive
                     offices to a location outside the Columbus, Georgia Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control of the Company) or the Company's requiring the Participant to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change in Control;

               (iv) the failure by the Company (or any subsidiary or affiliate of the Company) to pay to the Participant any portion of his current compensation within seven
                     (7) days of the date such compensation is due;

               (v) the failure by the Company (or any subsidiary or affiliate of the Company) to continue in effect any compensation plan in which the Participant participates immediately prior to the Change in Control of the Company which is material to the Participant's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company (or any subsidiary or affiliate of the Company) to continue the Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other Participants, as existed at the time of the Change in Control of the Company; or

               (vi) the failure by the Company (or any subsidiary or affiliate of the Company) to continue to provide the Participant with benefits substantially similar to those enjoyed by him under any of the Company's life insurance, medical, health and accident, retirement, or used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

      9.  SUCCESSORS.

          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Company's obligations hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     10.  LEGAL EXPENSES.

          The Company shall pay or reimburse a Participant for all fees and disbursements of counsel, if any, incurred by the Participant in seeking to obtain or enforce any right or benefit provided by this Plan.





                                           AFLAC INCORPORATED



                                           /s/ Daniel P. Amos
                                           _____________________________
                                           DANIEL P. AMOS
                                           Chief Executive Officer


ATTEST:  /s/ Joey M. Loudermilk
         _____________________________
         Corporate Secretary


             (CORPORATE SEAL)

                                EXHIBIT 10.4*

STATE OF GEORGIA
COUNTY OF MUSCOGEE


                          EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of the 1st day of August, 1993, by and between AFLAC Incorporated, a Georgia corporation, hereinafter referred to as "Corporation," and DANIEL P. AMOS, a resident of said State and county, hereinafter referred to as "Employee;"

                      W I T N E S S E T H   T H A T:

      WHEREAS, Employee has been employed as an executive by Corporation since 1973 in various capacities, most recently in his position as Chief Executive Officer; and

      WHEREAS, Corporation and Employee desire to set forth the existing and continuing terms and conditions of Employee's employment by Corporation as its Chief Executive Officer;

      NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:

      1. PURPOSE AND EMPLOYMENT. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Chief Executive Officer of Corporation.

      2. DUTIES. Employee agrees to continue to provide executive management services as Chief Executive Officer of Corporation to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from serving on boards of directors of other corporations; engaging in charitable and community affairs or managing his own or his family's personal investments.

      3. PERFORMANCE. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Chief Executive Officer of Corporation on behalf of Corporation and its subsidiaries and affiliates.

      4. TERM. The term of employment under this Agreement shall begin August 1, 1993, and shall continue for a period of three (3) years until July 31, 1996, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning effective August 1, 1994, the scheduled term of this Agreement shall be extended for successive one year periods unless written notice of termination is given prior to such annual date of party to the other party that the Agreement will not be extended by its terms.

      5. BASE SALARY. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of $893,585.00 per year commencing August 1, 1993, said salary to be payable in accordance with Corporation's normal payroll procedures. Employee's base salary shall be increased annually during the term of this Agreement and any extensions hereof in the same general proportion as the annual increases in the base salaries of other senior executive officers of Corporation as determined by the Corporation's Compensation Committee acting on behalf of the Board of Directors of Corporation (the "Board").

      6. ADJUSTMENTS TO BASE SALARY. Corporation and Employee shall, from time to time, reflect increases in Employee's base salary as provided for in Paragraph 5 by entering the change on the "Schedule of Compensation," attached hereto as Exhibit "A" and made a part hereof. If an increase in compensation is entered on said Schedule and duly signed by the proper officers of Corporation and by Employee, said entry shall constitute an amendment to this Employment Agreement as of the date of said entry and shall supersede the base salary provided for in Paragraph
5 and any other increases in Employee's base salary previously entered on said Schedule.

      7. MANAGEMENT INCENTIVE PLAN. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee's employment by Corporation, beginning with the calendar year 1993, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation's current Management Incentive Plan (short-term Incentive Program) with a target level based on Seventy percent (70%) of base salary. Nothing in this paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Board.

      8. EMPLOYEE BENEFITS. Employee shall be eligible to participate with other employees of the Corporation in all fringe benefit programs applicable to employees generally which may be authorized and adopted from time to time by the Board, including without limitation: a qualified pension plan, a profit sharing plan, a disability income or sick pay plan, a thrift and savings plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other "fringe" or employee benefits as are provided to key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board shall determine to be appropriate to Employee's duties and responsibilities as Chief Executive Officer of Corporation, including, without limitation, reimbursement of legal and accounting expenses incurred by Employee in connection with the preparation of his employment or other agreements with Corporation and any expenses for legal, accounting or financial services incurred by Employee in connection with his employment.

      9. RETIREMENT PLAN FOR SENIOR OFFICERS. Employee shall continue to participate in Corporation's Retirement Plan for Senior Officers which provides retirement, medical, and other benefits to certain senior officers of the Corporation, upon all of the terms and conditions of the Plan, said Plan being entitled Retirement Plan for Senior Officers (as amended and restated October 1, 1989).

     10.  STOCK OPTIONS.

          A. Employee shall continue to be eligible to be awarded stock options to purchase Corporation's common stock under Corporation's Stock Option Plans for selected key employees and Directors during the term of this Agreement.

          B. As an inducement to enter into this Agreement, the Employee shall be granted an option to purchase Three Hundred Thousand (300,000) shares of the common stock of the Corporation pursuant to the Corporation's 1985 Stock Option Plan (the "Plan") as in effect on the date of grant at a price equal to the full market value of the Corporation's stock as of the date of the grant of the option and upon such other terms as set forth in the Plan and the related Option Agreement, said option to be exercisable subject to the following vesting schedule: 150,000 on

August 1, 1993 and 150,000 on January 1, 1994. The foregoing option grant shall be subject to approval of an amendment to increase the number of shares authorized pursuant to the Plan by the shareholders of the Corporation at the next Annual Meeting of Shareholders and to compliance in all respects with the provisions of Rule 16b-3. Employee shall not be entitled to any additional stock option grants until the expiration of the initial term of this Agreement (July 31, 1996).

     11. WORKING FACILITIES AND EXPENSES. Employee shall continue to be provided with an office, books, periodicals, stenographic and technical help, ground and air transportation, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. The Corporation shall continue to pay Employee's dues in such social and country clubs, civic clubs and business societies and associations as shall be appropriate in facilitating Employee's job performance and in the best interest of Corporation. The Corporation shall also continue to pay all appropriate business liability insurance and any business licenses and fees pertaining to the services rendered by Employee hereunder.

      Employee is encouraged and is expected, from time to time to incur reasonable expenses for promoting the business of Corporation, including expenses for social and civic club memberships and participation, entertainment, travel and other activities associated with Employee's duties. The cost of all such activities shall be the expense of Corporation unless the Compensation Committee of the Board shall determine in advance that any such expense of Employee should be paid by Employee.

     12. VACATION. Employee shall continue to be entitled to his vacation time with pay during each calendar year in accordance with Corporation's vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.

     13. SICKNESS AND TOTAL DISABILITY. Employee's absence from work because of sickness or accident (not resulting in Employee becoming "totally disabled," as that term is hereinafter defined) shall not result in any adjustment in Employee's compensation or other benefits under this Agreement.

      Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform his regular duties prescribed under this Agreement, his base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under the Corporation's Management Incentive Plan and his participation in Corporation's employee benefit programs and retirement plans shall continue without reduction except as hereinafter provided, during the continuance of such disability for a period not exceeding the earlier of
(1) the end of the term of this Agreement or any extension hereof or (2) a period of one and one-half (1-1/2) years (547 calendar days) for each continuous disability. Payments pursuant to this paragraph 13 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates.

      Should Employee's total disability continue for a period beyond the end of the term of this Agreement or in excess of 547 calendar days, this Agreement shall, at the end of such period which first occurs, be automatically terminated. If, however, prior to such time, Employee's total disability shall have ceased and he shall have resumed the adequate performance of his duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to continue his employment hereunder and to receive his full compensation and other benefits as though he had not been disabled; provided, however, unless Employee shall adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability before Employee again becomes totally disabled, he shall not be entitled to start a new 547-day period under this paragraph, but instead may only continue under the remaining portion of the original 547-day period of total disability. In the event Employee shall not adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability, the running of the original 547-day period shall cease during the time of Employee's adequate performance of his duties hereunder before Employee again becomes totally disabled.

      It is understood that for purposes of this Paragraph 13, Employee shall, upon his becoming totally disabled, be given such additional "credited service" if necessary to fully qualify Employee under Corporation's Retirement Plan for Senior Officers and to provide a survivor annuity to Employee's spouse under the Plan.

      For the purpose of this Agreement, the term "totally disabled" or "total disability" shall mean Employee's inability to adequately perform his executive and management duties hereunder on account of accident or illness. It is understood that Employee's occasional sickness or other incapacity of short duration may not result in his being or becoming "totally disabled;" however, such illness or incapacity could constitute Employee's being or becoming "totally disabled" if such illness or incapacity is prolonged or recurring.

     14.  TERMINATION OF EMPLOYMENT.

          A. TERMINATION BY CORPORATION. Corporation may, when acting in accordance with resolutions adopted by a two-third's (2/3) majority vote of its entire Board acting at a meeting called for the purpose of considering Employee's termination, terminate this Agreement, at any time, with or without "good cause" ("good cause" being hereinafter defined), by giving at least sixty (60) days' written notice to Employee of its intention to terminate Employee's employment without "good cause" or at least five (5) days' written notice to Employee of its intention to terminate Employee's employment for "good cause"; provided, however, Corporation may, at its election, terminate Employee's actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said sixty (60) day or five (5) day period; and,

             (1) In the event such termination is for "good cause," Corporation shall be obligated only to:

                 (a) pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the termination date stated in said written notice; provided, however, if Corporation does not elect to terminate Employee's employment during said five (5) day period, but Employee, after receiving such notice of termination from Corporation, elects to leave the employ of Corporation prior to the end of said five
                      (5) day period without the approval of Corporation, then Corporation shall pay said base salary only up to the date on which Employee actually terminates his employment;

                 (b) pay Employee any performance bonus due Employee under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice or on such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of Corporation. The amount of said bonus, if any shall be calculated on a prorata basis, using the number of days Employee was actually employed during such period, and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation's fiscal year in which written notice of Employee's termination is given;

                 (c) continue to honor all fully vested stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice or prior to such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation;

                 (d) continue to pay all of Employee's fringe and other employee benefits as provided for in this Agreement up to the termination date sated in said written notice or up to such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation.

                 (e) For purposes of this subparagraph (1) and Paragraph 19 hereof, "good cause" shall mean: (i) the willful and deliberate failure by Employee to substantially perform his executive and management duties hereunder for a continuous period of more than sixty
                      (60) days for reasons other than Employee's sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which is intended by Employee to cause, and which does in fact result in substantial injury or damage to Corporation; or
                      (iii) the conviction or plea of guilty by Employee of a felony crime involving moral turpitude.

             Prior to the Corporation's decision to terminate Employee's employment for "good cause" as hereinabove provided, the Board shall give written notice to Employee setting forth the specific charges against Employee being considered by the Board to constitute "good cause" as defined in this subparagraph and the Board shall, within thirty (30) days after such notice, give Employee an opportunity to fully respond and defend himself against such charges before the Board. Within fifteen (15) days after the last day on which Employee is given the opportunity to defend himself before the Board, the Board, acting in good faith, shall make its determination as to whether or not the charges against Employee constitute "good cause" and shall notify Employee in writing of its determination together with a full explanation of the basis thereof.

             (2) In the event such termination is without "good cause," as defined in subparagraph (1)(e) of this Paragraph and, if applicable, subject to the terms of Paragraph 19 Corporation shall be obligated to:

                 (a) pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement;

                 (b) pay Employee his performance bonus compensation as provided for in Paragraph 7 of this Agreement up to the end of the scheduled term of this Agreement;

                 (c) continue to honor all stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice, all of said options to be or become fully vested as of the termination date stated in said written notice;

                 (d) continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any such notice of termination, up to the end of the scheduled term of this Agreement; and

                 (e) pay Employee and, if elected by Employee, his wife such retirement benefits as provided for in the Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence on the first
                      (1st) day of the month immediately following the scheduled termination date of this Agreement. For purposes of this subparagraph, Employee shall continue to accrue "credited service" as an employee under the Retirement Plan for Senior Officers up through the scheduled termination date of this Agreement.

          B. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement, at any time, by giving at least sixty (60) days' written notice to Corporation of his intention to terminate his employment; and

             (1) in the event such termination by Employee shall be without "good reason" (as defined in Paragraph 19 hereof) and with a bona fide intent to retire or to work or engage in a business or activity which is not in competition with Corporation or any of its subsidiaries or affiliates, Corporation shall be obligated to:

                 (a) pay Employee his base salary due him under Paragraph 5 of this Agreement up to the termination date stated in said written notice;

                 (b) pay Employee any performance bonus compensation due him under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice. The amount of such performance bonus, if any, shall be calculated on a prorata basis, using the number of days Employee was actually employed by Corporation during such year of termination; and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation's fiscal year in which Employee's notice of termination is given;

                 (c) continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;

                 (d) pay Employee, and if elected by Employee, his wife such retirement benefits as are provided for in the Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence at such time as provided for under the Retirement Plan. For purposes of this subparagraph, Employee shall continue to accrue "credited service" as Employee under the Retirement Plan for Senior Officers up through the termination date stated in said written notice.

             (2) In the event such termination by Employee shall be for "good reason" (as defined in paragraph 19 hereof), the Corporation shall be obligated to provide employee with the payments, benefits and rights specified in subparagraphs a.(2)(a)-(e) of this Paragraph 14 hereof.

             (3) In the event such termination by Employee shall be without "good reason" (as defined in paragraph 19 hereof) and with the intention or purpose to work or invest, directly or indirectly, in a business or activity which is in competition, directly or indirectly, with Corporation or any of its subsidiaries or affiliates or, irrespective of Employee's intention at the time of his termination, if Employee shall violate his covenant not to compete under Paragraph 16 or the requirements of paragraph 17, then Corporation shall not be obligated to make or provide any further payments or benefits to Employee under this Agreement except as herein provided in this subparagraph.

                 (a) Subject to Corporation's rights under Paragraphs 16 and 17, Corporation shall pay Employee his base salary due him under Paragraph 5 of this Agreement up to the termination date stated in said written notice;

                 (b) Subject to Corporation's rights under Paragraphs 16 and 17 hereof, Corporation shall continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;

                 (c) Corporation shall, subject to consent of the Board, pay Employee, and if elected by Employee, his wife such retirement benefits as are provided for in the Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence at such time as provided for under the Retirement Plan.

          C. TERMINATION WHILE DISABLED. If Employee is totally disabled at the time any such notice of termination is given, then, notwithstanding the provisions of this Paragraph 14, Corporation shall nevertheless continue to pay Employee, as his sole compensation hereunder, the compensation and other benefits for the remaining period of Employee's total disability as provided for in Paragraph 13 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this Paragraph 14 in addition to the continuation of his compensation under Paragraph 13.

          D. COOPERATION AFTER NOTICE OF TERMINATION. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the 60-day period following any such notice of termination.

     15. DEATH OF EMPLOYEE. In the event of Employee's death during the term of this Agreement or any extension hereof, this Agreement shall terminate immediately, and Employee's estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee's base salary and any performance bonus compensation actually paid by Corporation to Employee during the last thirty-six (36) months of his life, said terminal pay to be paid in thirty-six (36) equal monthly installments beginning on the first day of the month next following the month during which Employee's death occurs. Terminal pay as herein provided for in this paragraph shall be in addition to amounts otherwise receivable by Employee or his estate under this or any other agreements with Corporation or under any employee benefit or retirement plans established by Corporation and in which Employee is participating at the time of his death. In addition, Corporation shall honor all stock options, subject to the terms thereof, granted to Employee prior to his death and Employee or his estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee's death. For purposes of this Paragraph, Employee shall, upon his death, be given such additional "credited service" as necessary to fully qualify Employee under Corporation's Retirement Plan for Senior Officers and to provide a survivor annuity to Employee's spouse under the Plan.

     16. AGREEMENT NOT TO COMPETE. It is specifically agreed that, in the event Employee shall voluntarily terminate his employment without "good reason" (as defined in paragraph 19) or be terminated by Corporation for "good cause" (as defined in Paragraph 14), Employee shall not work for a period of two (2) years from the date of such termination as a manager, officer, owner, partner or employee or render any services as a consultant or advisor or engage or invest, directly or indirectly, in any business activity which is in competition, directly or indirectly, with Corporation, its subsidiaries or affiliates within the United States of America (excluding any state in which Corporation, its subsidiaries, and affiliates have not been engaged in business activities within one (1) year prior to the date of Employee's termination of employment), the country of Japan, or within two hundred (200) miles of any office of Corporation, its subsidiaries or affiliates outside the United States of America or Japan which was in existence, or in the process of being established, at the time of Employee's termination of employment. Provided, however, it is agreed that Employee may invest in the publicly traded securities of any corporation, partnership or trust which is in competition with Corporation so long as such investment does not exceed three percent (3%) of such securities at any time. It is specifically agreed that if, after Employee's termination of employment, Employee engages in any such prohibited activity at any time during said two (2) year period, Corporation shall, in addition to any other rights it may have under this contract and applicable law, be entitled to injunctive relief or, if Corporation shall so elect (due to the difficulty of determining damages) be entitled to liquidated damages in the amount of One Million Dollars ($1,000,000.00) which Employee agrees to promptly pay to Corporation upon demand.

     17. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee agrees to protect the business interest of Corporation, its subsidiaries and affiliates, and not to disclose any trade secrets, confidential information or any organizations, operating, marketing, product design, or businesses know-how which Employee has access to or knowledge of as a result of his employment by Corporation. It is specifically agreed that if, at any time during the term of this Agreement and for a period of two (2) years after the date of Employee's termination of employment with Corporation for any reason, Employee shall violate the provisions of this Paragraph 17, Corporation shall, in addition to any rights it may have under this contract and applicable law, be entitled to liquidated damages of One Million Dollars ($1,000,000.00) which employee agrees to promptly pay Corporation upon demand. It is understood and agreed that Corporation's remedies under this Paragraph 17 shall be separate and in addition to the remedies provided to Corporation under Paragraph 16 hereof. It is also understood and agreed that, notwithstanding the foregoing two (2) year period, Employee shall not sue or disclose any written confidential information or any policyholder lists at any time or times hereafter, except in the performance of Employee's obligations to the Corporation.

     18. RIGHT TO ACQUIRE INSURANCE. If Employee shall terminate his employment hereunder for any reason other than death, he may, at his election, acquire any insurance policies upon his life owned by the Corporation by giving written notice of his election to Corporation within ninety (90) days after his termination of employment. Such policies shall be transferred to the employee upon his payment to Corporation of the then interpolated terminal reserve value of said insurance. In the event any policies transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid by Employee shall be its then fair market value.

     19.  CHANGE IN CONTROL.

          A. IN GENERAL. In the event there is a Change in Control (as defined in this Paragraph) of Corporation, this Agreement shall, in order to help eliminate the uncertainties and concerns which may arise at such time, be automatically extended upon all of the same terms and provisions contained herein, for an additional period of three (3) years, beginning on the first day of the month during which such Change in Control shall occur.

          B. Notwithstanding the terms of subparagraphs A(2) and B(2) of Paragraph 14, and in lieu of the obligations of the Corporation under such Paragraphs, if, after a Change in Control, Employee's employment is terminated by Corporation without "good cause" (as defined in Paragraph
4), or is terminated by Employee for "good reason" (as defined in this Paragraph 19), any such termination by Corporation to be made only in accordance with the requirements specified by paragraph 14A, Employee shall be entitled to the following:

             (1) The Corporation shall pay Employee's full base salary to Employee though the date of termination stated in Corporation's written notice required pursuant to Paragraph 14A hereof (hereinafter in this Paragraph the "Termination Date") at the rate in effect on the date such notice is given and, additionally shall pay Employee all compensation and benefits payable to Employee under the terms of any compensation or benefit plan, program or arrangement maintained by the Corporation during such period through the Termination Date.

             (2) The Corporation shall pay Employee all compensation and benefits due Employee under Corporation's retirement, insurance and other compensation or benefit plans, programs or arrangements as such payments become due. The amount of such compensation and benefits shall be determined under, and paid in accordance with, Corporation's retirement, insurance and other compensation or benefit plans, programs and arrangements.

             (3) In lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the Corporation shall pay to Employee, immediately after the Termination Date, a lump sum severance payment, in cash, equal to three times the sum of (i) Employee's annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation's Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs.

             (4) The Corporation shall pay to Employee, immediately after the Termination Date, a lump sum amount, in cash, equal to a prorata portion (based on the number of days Employee is an employee during the year in which the Termination Date Occurs) of the aggregate value of the maximum annual target amount of all contingent incentive compensation awards to Employee for all uncompleted periods under the Corporation's Management Incentive Plan (or successor plan thereto).

             (5) For a thirty-six (36) month period after the Termination date, the Corporation shall provide Employee with life, disability, accident and health insurance benefits substantially similar to and equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction in benefits would constitute "good reason" as defined in this Paragraph). Benefits required to be provided to Employee pursuant to this subparagraph B5 shall be reduced by or made available to Employee without cost during such thirty-six (36) month period and any such benefit actually received by Employee shall be reported to the Corporation by Employee.

          C. In addition to the payments provided for in subparagraph B of this Paragraph 19, in the event that after a Change in Control Employee's employment by the Corporation is terminated by the Corporation without "good cause" or by Employee for "good reason," the Corporation shall continue to honor all stock options granted to Employee (subject to the terms of such options) prior to the Termination Date, and all stock options granted to Employee prior to the Termination Date shall become fully vested and exercisable as of the Termination Date.

          D. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person) (all such payments and benefits being hereinafter called "Total Payments") would not be deductible (in whole or in part) by the Corporation, an affiliate or Person making such payment or providing such benefits as a result of section 280G of the Internal Revenue Code of 1986 (the "Code") then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payment provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (1) the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 19 shall first be reduced (if necessary, to zero), and (2) benefits provided under subparagraph B.(5) of this Paragraph 19 shall next be reduced. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation's independent auditors and reasonably acceptable to Employee does not constitute a "parachute payment" within the meaning of section 280G(b) (2) of the Code, including by reason of section 280G(b) (4) (A) of the Code, (iii) the payments and benefits provided under subparagraphs B.(3)-(5) of this Paragraph 19 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b) (4)
(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditor in accordance with the principles of sections 280G(d) (3) and (4) of the Code. In no event shall the Corporation's obligation to continue to honor all stock options granted to Employee prior to the Termination Date nor the vesting of stock options in accordance with Paragraph 19.C hereof be effected by this Paragraph 19.D.

          E.  DEFINITIONS.

             (1) "Beneficial Owner" has the meaning provided in Rule 13d-3 under the Exchange Act.

             (2)  "Change in Control" means the occurrence of either (a),
(b), (c) or (d), as hereinafter set forth:

                 (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation, subsidiaries or its affiliates) representing 30% or more of the combined voting power of the Corporation's then outstanding securities; or

                 (b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any director (other than a director designated by a Person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or
                      (d) of this subparagraph) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the members of the Board (or, if Board nominations are not voted on by the full Board, members of the Board Committee voting on such nominations) then still in office who either were members of the Board at the beginning of the period or whose election or nomination for elections was previously so approved, cease for any reason to constitute a majority of the Board; or

                 (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other Corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities or the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 30% of the combined voting power of the Corporation's then outstanding securities; or

                 (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

             (3) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             (4)  "Person" shall have the meaning given in Section  3(a)
(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act; however, a Person shall not include (a) the Corporation or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

             (5) "Good reason" shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events:

                 (a) Any breach by Corporation of the terms and conditions of this Agreement affecting Employee's salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee's titles or positions with Corporation;

                 (b) A significant diminution of Employee's duties and responsibilities;

                 (c) The assignment to Employee of any duties inconsistent with or significantly different from his duties and responsibilities existing at the time of a Change in Control.

                 (d) Any purported termination of Employee's employment by Corporation other than as permitted by this Agreement;

                 (e) The relocation of Corporation's principal office or of Employee's own office to any place beyond twenty-five (25) miles from the current principal office of Corporation in Columbus, Georgia;

                 (f) The failure of any successor to Corporation to expressly assume and agree to discharge
                      Corporation's obligations to Employee under this Agreement as extended under this Paragraph, in form and substance satisfactory to Employee.

          F. CONTINUATION OF COMPENSATION AND BENEFIT. If Corporation shall attempt to terminate Employee's employment at any time after a Change in Control and such termination is in good faith disputed by Employee, Corporation shall continue to pay Employee all of his compensation and benefits provided for in this Agreement until the dispute is finally resolved, either by mutual written agreement or by final judgment, order or decree of a court of competent jurisdiction.

     20. NO REQUIREMENT TO SEEK EMPLOYMENT AND NO OFFSET. Corporation agrees that, if Employee's employment is terminated by Corporation during the term of this Agreement, Employee is not required to see other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer or, after a Change in Control, by Corporation's attempt to offset any amount claimed to be owed by Employee to Corporation or otherwise.

     21. WAIVER OF BREACH OR VIOLATION NOT DEEMED CONTINUING. The waiver by either party of a breach or violation of any provisions of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

     22. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to his last known residence in the case of Employee or to its principal office in Columbus, Georgia, in the case of the Corporation.

     23. AUTHORITY. The provisions of this Agreement required to be approved by the Board of Directors of Corporation have been so approved and authorized.

     24. ARBITRATION. Except for any dispute or matter arising after a Change in Control, as defined in Paragraph 19, any dispute arising under this Agreement, to the maximum extent allowed by applicable law, shall be subject to arbitration and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be pursuant to the terms of the Federal Arbitration Act. The parties shall notify each other of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. Notice to Employee shall be sent to Employee's address as it appears in Corporation's records and notice to Corporation shall be sent to: Arbitration Officer, AFLAC Incorporated, AFLAC Worldwide Headquarters, Columbus, Georgia 31999. If the dispute cannot be resolved within said fifteen (15) day period, either party may file a written demand for arbitration with the other party. The party filing such demand shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator. The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator giving the name, address, and telephone number of said arbitrator within five (5) days of the receipt of such demand. The arbitrator named by the respective parties need not be neutral. The Senior Judge of the Superior Court of Muscogee County, Georgia, on request by either party, shall appoint a neutral person to serve as the third arbitrator and shall also appoint an arbitrator for any party failing or refusing to name his arbitrator within the time herein specified. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time and place of the hearing, and notify the parties. The majority of the panel shall render an award within ten (10) days of the completion of the hearing, and shall promptly transmit an executed copy of the award to the respective parties. Such an award shall be binding and conclusive upon the parties hereto, in the absence of fraud or corruption. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

     25. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.

     26. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

     27. TWO ORIGINALS. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one original being delivered to each party hereto.





      IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplication original with one original being delivered to each party as of the 1st day of August, 1993.



/s/ Daniel P. Amos
___________________________(L.S.)
   Employee                                   AFLAC INCORPORATED


                                           By:  /s/ Kriss Cloninger, III
                                                ________________________
                                                Executive Vice President


                                        Attest: /s/ Joey M. Loudermilk
                                                ________________________
                                                    Secretary
                                                   Corporation

                                EXHIBIT 10.5*

                             EMPLOYMENT AGREEMENT


      WHEREAS, AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS, a Georgia corporation (hereinafter "AFLAC"), and YOSHIKI OTAKE (hereinafter "OTAKE") wish to enter into the instant Employment Agreement effective January 1, 1986, and AFLAC and OTAKE wish to terminate any and all other employment agreements heretofore existing between them prior to January 1, 1986; and

     WHEREAS, AFLAC believes that OTAKE has made and continues to make substantial and highly significant contributions to the development and expansion of the Japan Branch of AFLAC; and

     WHEREAS, OTAKE was one of the founders of AFLAC's Japan Branch and has continuously headed its sales force, and AFLAC recognizes the special contributions made by OTAKE, including the development and continuing expansion of AFLAC's Japan Branch;

     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements provided for herein, AFLAC and OTAKE agree as follows:

     1. EMPLOYMENT. AFLAC agrees to employ OTAKE for the term of this Agreement in the capacity set forth herein and OTAKE agrees to devote full-time to his duties hereunder as specified.

     2. TERM. OTAKE's employment hereunder shall be for the period commencing January 1, 1986, and continuing through December 31, 1995 (10 years), and may be renewed thereafter on an annual basis by mutual consent of the parties to this Agreement.

     3.  SALARY.

         A. For the year 1986, AFLAC shall pay as salary to OTAKE an amount equal to 38,000,000 yen, for 1987, 43,000,000 yen and for 1988,
50,000,000 yen. And for 1989 and subsequent years, OTAKE shall be considered for salary increases in the same manner and at the same time as the senior officers of AFLAC. However, at no time during the term of this Agreement after 1988 shall the salary be less than the salary paid in 1988.

         B. For the year 1986 and subsequent, OTAKE will be included in AFLAC's short-term and long-term Incentive Stock Option Plan in the same manner as the most senior officers, other than the Chief Executive Officer, of AFLAC based upon the attainment of goals set for the Japan Branch by AFLAC. These plans may involve cash awards, as well as awards of stock or stock-equivalent units as determined by the Board of Directors or such committee as the Board might appoint.

     4. DUTIES. Pursuant to the terms and conditions of this Agreement, OTAKE will assume the title and position of President of AFLAC's Japan Branch (hereinafter referred to as the "JAPAN PRESIDENT"). The JAPAN PRESIDENT shall be directly responsible to the Chief Executive Officer of AFLAC and shall perform any and all assignments that the Chief Executive Officer or the President of AFLAC or their designated representatives may request the JAPAN PRESIDENT to perform. It is specifically agreed and understood that the policies and directives of AFLAC will be promptly and fully implemented by the JAPAN PRESIDENT in the management and operation of the Japan Branch of AFLAC to the extent such policies and directives do not contravene or violate Japanese laws, MOF directives or administrative guidance governing the operations of AFLAC in Japan. Subject to the preceding, the JAPAN PRESIDENT shall conduct, manage and carry on the day-to-day insurance business of the Japan Branch of AFLAC.

      The JAPAN PRESIDENT shall serve as and retain said position and title at the pleasure of the Chief Executive Officer of AFLAC. However, in the event of his removal or replacement as JAPAN PRESIDENT for any reason during the term of this Agreement, OTAKE will retain the status and recognition equivalent to a senior officer of AFLAC, with the salary, retirement and other benefits and rights hereunder unaffected, and will be assigned no duties or tasks inconsistent with that status.

     5. OTHER BENEFITS. During the term of this agreement, OTAKE will be furnished office space suitable to his position, an automobile and driver, secretarial support and other benefits usual to a similar position in Japan.

     6. RETIREMENT. AFLAC in recognition of OTAKE's role in the development and expansion of the Japan Branch of AFLAC, and in consideration of the value to AFLAC of offering OTAKE a retirement plan which will encourage his continued employment until date of retirement and thereafter assure his continued service in an advisory capacity and preclude him from rendering any service, assistance or advice to any competition of AFLAC, hereby agrees to the following retirement plan for
OTAKE:

         A. ELIGIBILITY FOR RETIREMENT. Subject to the terms and conditions of this agreement, OTAKE shall be eligible for retirement as follows:

             (1) Age 65 with 20 or more years of credited service-- mandatory retirement with full benefits.

             (2) Age 60 with 20 or more years of credited service-- voluntary retirement with full benefits.

             (3) Early retirement--at the request of OTAKE and subject to approval of the Chief Executive Officer of AFLAC, OTAKE may take voluntary retirement with reduced benefits (based upon years of actual credited service expressed as a percentage of 20 years).

             (4) Total and Permanent Disability prior to attainment of age 60, retirement with full benefits. Disability is defined as any physical or mental condition which prevents OTAKE from performing the normal functions of his regular work.

         B. CREDITED SERVICE. Credited service for OTAKE shall be calculated from the date of the granting of the Japan Branch of AFLAC license, and no time shall be deducted for any interrupted period of service.

         C. RETIREMENT BENEFITS. Upon retirement OTAKE shall be paid benefits under either subsection (1) or (2) below:

             (1) Full Retirement Without Surviving Spouse Benefit. Participant shall be paid, at the same intervals as active employees of the Japan Branch of AFLAC, at the rate of sixty percent (60%) of the total compensation received from AFLAC, or the Japan Branch of AFLAC, for either:

                  (a) the last 12 months of active employment with AFLAC, or;

                  (b) the highest compensation received in any calendar year of this Agreement years preceding the date of retirement, whichever is higher; such retirement compensation to be paid for the lifetime of OTAKE and to terminate at the end of the calendar month in which OTAKE's death occurs.

             (2) Full Retirement With Surviving Spouse Benefit. At the option of OTAKE, and subject to his written notice of such election being filed by OTAKE with the Secretary of AFLAC on or before the effective date of retirement, OTAKE may elect to receive for his lifetime a reduced compensation in the amount of fifty-four percent (54%) of previous compensation, as set forth in Section (1) above, with the additional provision that, effective with the calendar month following the death of OTAKE after retirement, AFLAC will pay monthly to the surviving spouse of OTAKE one-half (1/2) of the amount which OTAKE would have received as retirement income had he survived, such survivor's income to be paid for the appropriate period of time shown below:

                  (a) if at the time of OTAKE's death, the surviving spouse is 55 years of age or older, then such survivor's benefit shall be paid for the lifetime of the surviving spouse, or;

                  (b) if at the time of OTAKE's death, the surviving spouse is younger than 55 years of age, then such survivor's benefit shall be paid only for a maximum period of 20 years from OTAKE's death or until the surviving spouse's earlier death, whichever occurs first.

            D. ADJUSTMENTS TO RETIREMENT BENEFITS. All retirement benefits paid under subsection (C) above shall be subject to annual cost-of-living type increases proportionate to any such compensation increases granted each year to the Japan Branch of AFLAC's senior managers, or, at the option of the Board of Directors, by any alternate reasonable index of cost-of-living increases.

             E. After retirement, OTAKE shall be furnished suitable office space and secretarial support for the maintenance of his consultation work for AFLAC, with payment by AFLAC of appropriate expenses.

             F. After retirement, OTAKE and his spouse shall receive for their lifetime full medical expense benefits, either through direct payment by AFLAC or, at the option of AFLAC, by insurance paid by AFLAC.

             G. After 1995, and up until OTAKE reaches the age of 65, where mutual consent to renew this Agreement has not been obtained, but where OTAKE remains mentally and physically sound, OTAKE shall be allowed to continue his employment with such status as deemed appropriate by AFLAC, with a starting salary equivalent to seventy percent (70%) of his last salary, subject to annual cost-of-living increases. This continued employment shall not adversely affect the base figure for the retirement benefits as set forth in subsection (C) above.

     7. CONSULTATION. As a condition to the payment of retirement benefits as set forth in this Employment Agreement, OTAKE agrees to make himself available to AFLAC after retirement as an independent consultant for consultation by request of AFLAC at reasonable business hours and upon reasonable notice, and subject to conditions of health, without further compensation except necessary and proper business, travel or entertainment expenses required in connection with such consultation.

     8. NON-COMPETITION. As a condition to the payment of benefits (including retirement benefits), OTAKE agrees that so long as benefits are paid to him by AFLAC he will not, without the prior consent of the Board of Directors, directly or indirectly, render advisory or any other services to, or become employed by, or participate or engage in any business competitive with any of the insurance business activities of AFLAC or its subsidiaries in any states and/or foreign countries in which it or its subsidiaries do business.

     9. RIGHTS UNDER OTHER AFLAC RETIREMENT PLANS. In consideration of the benefits contained herein; OTAKE waives any and all rights to participate in any and all other AFLAC or AFLAC's Japan Branch retirement or pension plans.

    10. IRREVOCABLE. Upon execution by both parties hereto, the agreement shall be binding on the parties hereto and can not be amended, modified, suspended, or supplemented in any respect except by an agreement in writing voluntarily executed by both parties hereto.

    11. SUCCESSORS OF AFLAC. This Agreement shall be binding upon any successor to AFLAC and such successor shall be deemed substituted for AFLAC for all purposes under this Agreement.

    12. CONSOLIDATION OR MERGER. AFLAC will not consolidate or merge into another corporation which survives the consolidation or merger, unless such surviving corporation shall assume this Agreement, and upon such assumption OTAKE and the survivor shall become obligated to perform the terms and conditions hereof and the term "AFLAC" as used in this Agreement shall be deemed to refer to such survivor.

    13. ARBITRATION. Matters not specifically mentioned herein shall be resolved upon mutual consultation in accordance with the principles of good faith and trust. Any unresolved dispute arising out of or relating to this Agreement or controversy relating to the interpretation or breach hereof shall be settled by arbitration at a mutually agreeable location in the United States in accordance with the commercial arbitration rules of the American Arbitration Association.

    14. APPLICABLE LAW. This Agreement is intended to and shall be governed by the laws of the State of Georgia.

    15. This Agreement shall supersede any other contract of employment or retirement, whether oral or in writing, between AFLAC and OTAKE.

      IN WITNESS WHEREOF, AMERICAN FAMILY LIFE ASSURANCE COMPANY OF COLUMBUS has caused this Agreement to be executed in its corporate name and by its officers thereto fully authorized, this 5th day of October, 1985, in the State of Georgia.

                                   AMERICAN FAMILY LIFE ASSURANCE COMPANY
                                                OF COLUMBUS

Attest: /s/ Salvador Diaz-Verson, Jr.   By:    /s/ John B. Amos
        _____________________________          _________________________

Title:  Executive Vice President        Title:  CEO - Chairman
        _____________________________          _________________________

      Accepted this 5th day of October, 1985, by Yoshiki Otake.

                              Yoshiki Otake:  /s/ Yoshiki Otake
                                              __________________________
                                                    Employee
Witness: /s/ George Jeter
         _____________________________


I elect:   ______   Full retirement WITHOUT surviving spouse benefit.

             X      Full retirement WITH surviving spouse benefit.
           ______

Yoshiki Otake:  /s/ Yoshiki Otake        Date:  October 5, 1985
               _____________________            ________________________

                        EXHIBIT 10.6*

STATE OF GEORGIA
COUNTY OF MUSCOGEE

                             EMPLOYMENT AGREEMENT


      THIS AGREEMENT, made and entered into as of the 14th day of February, 1992, by and between AFLAC Incorporated, a Georgia corporation, hereinafter referred to as "Corporation," and Kriss Cloninger, III, a resident of said State and County, hereinafter referred to as "Employee;"

                       W I T N E S S E T H    T H A T:

     WHEREAS, Corporation and Employee desire to enter into an Employment Agreement and to set forth the terms and conditions of Employee's employment by Corporation as its Chief Financial Officer;

     NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:

     1. PURPOSE AND EMPLOYMENT. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Chief Financial Officer of the Corporation.

     2. DUTIES. Employee agrees to provide executive management services as Chief Financial Officer of Corporation to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from engaging in charitable and community affairs or managing his own or his family's personal investments.

     3. PERFORMANCE. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as Chief Financial Officer of Corporation on behalf of Corporation and its subsidiaries and affiliates.

     4. TERM. The term of employment under this Agreement shall begin March 16, 1992, and shall continue for a period of three (3) years until March 15, 1995, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning effective March 16, 1994, the scheduled term of this Agreement shall be extended for successive one year periods unless written notice of termination is given prior to such annual date by one party to the other party that the Agreement will not be extended by its terms.

     5. BASE SALARY. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of $250,000.00 per year commencing March 16, 1992, said salary to be payable in accordance with Corporation's normal payroll procedures. Employee's base salary shall be increased annually during the term of this Agreement and any extensions hereof as determined by the Chief Executive Officer.

     6. ADJUSTMENTS TO BASE SALARY. Corporation and Employee shall, from time to time, reflect increases in Employee's base salary as provided for in Paragraph 5 by entering the change on the "Schedule of Compensation," as shown by the form attached hereto as Exhibit "A" and made a part hereof. If an increase in compensation is entered on said Schedule and duly signed by the proper officers of Corporation and by Employee, said entry shall constitute an amendment to this Employment Agreement as of the date of said entry and shall supersede the base salary provided for in Paragraph 5 and any other increases in Employee's base salary previously entered on said Schedule.

     7. MANAGEMENT INCENTIVE PLAN. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee's employment by Corporation, beginning with the calendar year 1992, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation's current Management Incentive Plan (short-term Incentive Program) with a target level based on at least twenty-five percent (25%) of base salary. Nothing in this paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Board.

     8. EMPLOYEE BENEFITS. Employee shall be eligible to participate with other employees of the Corporation in all fringe benefit programs applicable to employees generally which may be authorized and adopted from time to time by the Board, including without limitation: a qualified pension plan, a profit sharing plan, a disability income or sick pay plan, a thrift and savings plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other "fringe" or employee benefits as are provided to key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board shall determine to be appropriate to Employee's duties and responsibilities as Chief Financial Officer of Corporation, including, without limitation, reimbursement of legal and accounting expenses incurred by Employee in connection with the preparation of his employment or other agreements with Corporation and any expenses for legal, accounting or financial services incurred by Employee in connection with his employment.

     9. STOCK OPTION PLANS. Employee shall be eligible to be awarded stock options to purchase Corporation's common stock under Corporation's Stock Option Plans for selected key employees and Directors during the term of this Agreement.

    10. WORKING FACILITIES AND EXPENSES. Employee shall be provided with an office, books, periodicals, stenographic and technical help, ground and air transportation, and such other facilities, equipment, supplies and services suitable to his position and adequate for the performance of his duties. The Corporation shall pay Employee's fees and dues in such social and country clubs, civic clubs and business societies and associations as shall be appropriate in facilitating Employee's job performance and in the best interest of Corporation. The Corporation shall also pay all appropriate business liability insurance and any business licenses and fees pertaining to the services rendered by Employee hereunder.

         Employee is encouraged and is expected, from time to time to incur reasonable expenses for promoting the business of Corporation, including expenses for social and civic club memberships and participation, entertainment, travel and other activities associated with Employee's duties. The cost of all such activities shall be the expenses of Corporation unless the Compensation Committee of the Board shall determine in advance that any such expense of Employee should be paid by Employee.

    11. VACATION. Employee shall continue to be entitled to his vacation time with pay during each calendar year in accordance with Corporation's vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.

    12. SICKNESS AND TOTAL DISABILITY. Employee's absence from work because of sickness or accident (not resulting in Employee becoming "totally disabled," as that term is hereinafter defined) shall not result in any adjustment in Employee's compensation or other benefits under this Agreement.

         Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform his regular duties prescribed under this Agreement, his base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under the Corporation's Management Incentive Plan and his participation in Corporation's employee benefit programs and retirement plans shall continue without reduction except as hereinafter provided, during the continuance of such disability for a period not exceeding the earlier of
(1) the end of the term of this Agreement or any extension hereof or (2) a period of one and one-half (1 1/2) years (547 calendar days) for each continuous disability. Payments pursuant to this Paragraph 12 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates.

         Should Employee's total disability continue for a period beyond the end of the term of this Agreement or in excess of 547 calendar days, this Agreement shall, at the end of such period which first occurs, be automatically terminated. If, however, prior to such time, Employee's total disability shall have ceased and he shall have resumed the adequate performance of his duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to continue his employment hereunder and to receive his full compensation and other benefits as though he had not been disabled; provided, however, unless Employee shall adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability before Employee again becomes totally disabled, he shall not be entitled to start a new 547-day period under this paragraph, but instead may only continue under the remaining portion of the original 547-day period of total disability. In the event Employee shall not adequately perform his duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability, the running of the original 547-day period shall cease during the time of Employee's adequate performance of his duties hereunder before Employee again becomes totally disabled.

         It is understood that for purposes of this Paragraph 12, Employee shall, upon his becoming totally disabled, be given such additional "credited service" if necessary to fully qualify Employee under Corporation's Retirement Plan for Senior Officers and to provide a survivor annuity to Employee's spouse under the Plan.

         For the purpose of this Agreement, the term "totally disabled" or "total disability" shall mean Employee's inability to adequately perform his executive and management duties hereunder on account of accident or illness. It is understood that Employee's occasional sickness or other incapacity of short duration may not result in his being or becoming "totally disabled;" however, such illness or incapacity could constitute Employee's being or becoming "totally disabled" if such illness or incapacity is prolonged or recurring.

    13.  TERMINATION OF EMPLOYMENT.

         A. TERMINATION BY CORPORATION. The Corporation's Chief Executive Officer may terminate this Agreement, at any time, with or without "good cause" ("good cause" being hereinafter defined), by giving at least sixty (60) days' written notice to Employee of its intention to terminate Employee's employment without "good cause" or at least five (5) days' written notice to Employee of its intention to terminate Employee's employment for "good cause;" provided, however, Corporation may, at its selection, terminate Employee's actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said sixty (60) day or five (5) days period; and,

             (1) In the event such termination is for "good cause," Corporation shall be obligated only to:

                  (a) pay Employee his base salary as provided for in Paragraph 5 of this Agreement up to the termination date stated in said written notice; provided, however, if Corporation does not elect to terminate Employee's employment during said five (5) day period, but Employee, after receiving such notice of termination from Corporation, elects to leave the employ of Corporation prior to the end of said five (5) day period without the approval of Corporation, then Corporation shall pay said base salary only up to the date on which Employee actually terminates his employment;

                  (b) pay Employee any performance bonus due Employee under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice or on such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of Corporation. The amount of said bonus, if any, shall be calculated on a prorata basis, using the number of days Employee was actually employed during such period, and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation's fiscal year in which written notice of Employee's termination is given;

                  (c) continue to honor all fully vested stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice or prior to such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation;

                  (d) continue to pay all of Employee's fringe and other employee benefits as provided for in this Agreement up to the termination date stated in said written notice or up to such earlier date of Employee's actual termination of his employment prior to the end of said five (5) day period if such termination is without the approval of the Corporation;

                  (e) for purposes of this subparagraph (1) and Paragraph 18 hereof, "good cause" shall mean: (i) the willful and deliberate failure of Employee to substantially perform his executive and management duties hereunder for a continuous period of more than sixty (60) days for reasons other than Employee's sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which is intended by Employee to cause, and which does in fact result in substantial injury or damage to Corporation; or (iii) the conviction or plea of guilty by Employee of a felony crime involving morale turpitude.

                            Prior to the Corporation's decision to
terminate Employee's employment for "good cause" as hereinabove provided, the Board shall give written notice to Employee setting forth the specific charges against Employee being considered by the Board to constitute "good cause' as defined in this subparagraph and the Board shall, within thirty
(30) days after such notice, give Employee an opportunity to fully respond and defend himself against such charges before the Board. Within fifteen
(15) days after the last day on which Employee is given the opportunity to defend himself before the Board, the Board, acting in good faith, shall make its determination as to whether or not the charges against Employee constitute "good cause" and shall notify Employee in writing of its determination together with a full explanation of the basis thereof.

             (2) In the event such termination is without "good cause," as defined in subparagraph (1)(e) of this Paragraph and, if applicable, subject to the terms of Paragraph 18 Corporation shall be obligated to:

                  (a) pay employee his base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement;

                  (b) pay employee his performance bonus compensation as provided for in Paragraph 7 of this Agreement up to the end of the scheduled term of this Agreement;

                  (c) continue to honor all stock options, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice, all of said options to be or become fully vested as of the termination date stated in said written notice;

                  (d) continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any such notice of termination, up to the end of the scheduled term of this Agreement.

         B. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement, at any time, by giving at least sixty (60) days' written notice to Corporation of his intention to terminate his employment;

             (1) in the event such termination by Employee shall be without "good reason" (as defined in Paragraph 19 hereof) and with a bona fide intent to retire or to work or engage in a business or activity which is not in competition with Corporation or any of its subsidiaries or affiliates, Corporation shall be obligated to:

                  (a) pay Employee his base salary due him under Paragraph 5 of this Agreement up to the termination date stated in said written notice;

                  (b) pay Employee any performance bonus compensation due him under Paragraph 7 of this Agreement for the period ending on the termination date stated in said written notice. The amount of such performance bonus, if any shall be calculated on a prorata basis, using the number of days Employee was actually employed by Corporation during such year of termination; and the amount so calculated shall be paid to Employee within a reasonable time after the end of Corporation's fiscal year in which Employee's notice of termination is given;

                  (c) continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice;

                  (d) pay Employee, and if elected by Employee, his wife such retirement benefits as are provided for in the

                       Retirement Plan for Senior Officers under Paragraph 9 hereof, said benefits to commence at such time as provided for under the Retirement Plan. For purposes of this subparagraph, Employee shall continue to accrue "credited service" as Employee under the Retirement Plan for Senior Officers up through the termination date stated in said notice.

             (2) In the event such termination by Employee shall be for "good reason" (as defined in paragraph 18 hereof), the Corporation shall be obligated to provide Employee with the payments, benefits and rights specified in subparagraphs A.(2)(a)-(e) of this Paragraph 13 hereof.

             (3) In the event such termination by Employee shall be without "good reason" (as defined in Paragraph 19 hereof) and with the intention or purpose to work or invest, directly or indirectly, in a business or activity which is in competition, directly or indirectly, with Corporation or any of its subsidiaries or affiliates or, irrespective of Employee's intention at the time of his termination, if Employee shall violate his covenant not to compete under Paragraph 15 or the requirements of Paragraph 16, then Corporation shall not be obligated to make or provide any further payments or benefits to Employee under this Agreement except as herein provided in this subparagraph:

                  (a) subject to Corporation's rights under Paragraph 15 and 16, Corporation shall pay Employee his base salary due him under Paragraph 5 of this Agreement up to the termination date stated in said written notice;

                  (b) subject to Corporation's rights under Paragraphs 15 and 16 hereof, Corporation shall continue to honor all stock options, subject to the terms thereof, granted to Employee which are fully vested prior to the termination date stated in said written notice.

         C. TERMINATION WHILE DISABLED. If Employee is totally disabled at the time any such notice of termination is given, then notwithstanding the provisions of this Paragraph 13, Corporation shall nevertheless continue to pay Employee, as his sole compensation hereunder, the compensation and other benefits for the remaining period of Employee's total disability as provided for in Paragraph 12 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this Paragraph 13 in addition to the continuation of his compensation under Paragraph 12.

         D. COOPERATION AFTER NOTICE OF TERMINATION. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of his pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Board; and to that end, Corporation shall be entitled to such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60) day period following any such notice of termination.

    14. DEATH OF EMPLOYEE. In the event of Employee's death during the term of this Agreement or any extension hereof, this Agreement shall terminate immediately, and Employee's estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee's base salary and any performance bonus compensation actually paid by Corporation to Employee during the last thirty-six (36) months of his life, said terminal pay to be paid in thirty-six (36) equal monthly installments beginning on the first day of the month next following the month during which Employee's death occurs. If the Employee's death occurs before he has been employed for 36 months, the terminal pay shall be based on an amount equal to the Employee's base salary and any performance bonus actually paid by Corporation to Employee during the period of his employment plus the amount of base salary and performance bonus the Employee would have been paid had he survived for the full initial thirty-six (36) month period. Terminal pay as herein provided for in this paragraph shall be in addition to amounts otherwise receivable by Employee or his estate under this or any other agreements with Corporation or under any employee benefit or retirement plans established by Corporation and in which Employee is participating at the time of his death. In addition, Corporation shall honor all stock options, subject to the terms thereof, granted to Employee prior to his death and Employee or his Estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee's death. For purposes of this paragraph, Employee shall, upon his death, be given such additional "credited service" as necessary to fully qualify Employee under Corporation's Retirement Plan for Senior Officers and to provide a survivor annuity to Employee's spouse under the Plan.

    15. AGREEMENT NOT TO COMPETE. It is specifically agreed that, in the event Employee shall voluntarily terminate his employment without "good reason" (as defined in Paragraph 18) or be terminated by Corporation for "good cause" (as defined in Paragraph 13), Employee shall not work for a period of two (2) years from the date of such termination as a manager, officer, owner, partner or employee or render any services as a consultant or advisor or engage or invest, directly or indirectly, in any business activity which is in competition, directly or indirectly, with Corporation, its subsidiaries or affiliates within the United States of America (excluding any state in which Corporation, its subsidiaries and affiliates have not been engaged in business activities within one (1) year prior to the date of Employee's termination of employment), the country of Japan or within two hundred (200) miles of any office of Corporation, its subsidiaries or affiliates outside the United States of America or Japan which was in existence, or in the process of being established, at the time of Employee's termination of employment. Provided, however, it is agreed that Employee may invest in the publicly traded securities of any corporation, partnership or trust which is in competition with Corporation so long as such investment does not exceed three percent (3%) of such securities at any time. It is specifically agreed that if, after Employee's termination of employment, Employee engages in any such prohibited activity at any time during said two (2) year period, Corporation shall, in addition to any other rights it may have under this contract and applicable law, be entitled to injunctive relief or, if Corporation shall so elect, (due to the difficulty of determining damages) be entitled to liquidated damages in the amount of One Million Dollars ($1,000,000.00) which Employee agrees to promptly pay to Corporation upon demand.

    16. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Employee agrees to protect the business interest of Corporation, its subsidiaries and affiliates, and not to disclose any trade secrets, confidential information or any organizational, operating, marketing, product design, or business know-how which Employee has access to or knowledge of as a result of his employment by Corporation. It is specifically agreed that if, at any time during the term of this Agreement and for a period of two (2) years after the date of employee's termination of employment with Corporation for any reason, Employee shall violate the provisions of this Paragraph 16, Corporation shall, in addition to any rights it may have under this contract and applicable law, be entitled to liquidated damages of One Million Dollars ($1,000,000.00) which Employee agrees to promptly pay Corporation upon demand. It is understood and agreed that Corporation's remedies under this Paragraph 16 shall be separate and in addition to the remedies provided to Corporation under Paragraph 15 hereof. It is also understood and agreed that, notwithstanding the foregoing two (2) year period, Employee shall not use or disclose any written confidential information or any policyholder lists at any time or times hereafter, except in the performance of Employee's obligations to the Corporation.

    17. RIGHT TO ACQUIRE INSURANCE. If Employee shall terminate his employment hereunder for any reason other than death, he may, at his election, acquire any insurance policies upon his life owned by the Corporation by giving written notice of his election to Corporation within ninety (90) days after his termination of employment. Such policies shall be transferred to the Employee upon his payment to Corporation of the then interpolated terminal reserve value of said insurance. In the event any policies transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid by Employee shall be its then fair market value.

    18.  CHANGE IN CONTROL.

         A. IN GENERAL. In the event there is a Change in Control (as defined in this paragraph) of Corporation, this Agreement shall, in order to help eliminate the uncertainties and concerns which may arise at such time, be automatically extended upon all of the same terms and provisions contained herein, for an additional period of three (3) years, beginning on the first day of the month during which such Change in Control shall occur.

         B. Notwithstanding the terms of subparagraph A.(2) and B.(2) of Paragraph 13, and in lieu of the obligations of the Corporation under such paragraph, if, after a Change in Control Employee's employment is terminated by Corporation without "good cause" (as defined in Paragraph
13), or is terminated by Employee for "good reason" (as defined in this Paragraph 18), any such termination by Corporation to be made only in accordance with the requirements specified by Paragraph 13.A, Employee shall be entitled to the following:

             (1) The Corporation shall pay Employee's full base salary to Employee through the date of termination stated in Corporation's written notice required pursuant to Paragraph 13.A hereof (hereinafter in this paragraph the "Termination Date") at the rate in effect on the date such notice is given and, additionally, shall pay Employee all compensation and benefits payable to Employee under the terms of any compensation or benefit plan, program or arrangement maintained by the Corporation during such period through the Termination Date.

             (2) The Corporation shall pay Employee all compensation and benefits due Employee under Corporation's retirement, insurance and other compensation or benefit plans, programs or arrangements as such payments become due. The amount of such compensation and benefits shall be determined under, and paid in accordance with, Corporation's retirement, insurance and other compensation or benefit plans, programs and arrangements.

             (3) In lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the Corporation shall pay to Employee, immediately after the Termination Date, a lump sum severance payment, in cash, equal to three times the sum of (i) Employee's annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation's Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs.

             (4) The Corporation shall pay to Employee, immediately after the Termination Date, a lump sum amount, in cash, equal to a prorata portion (based on the number of days Employee is an employee during the year in which the Termination Date occurs) of the aggregate value of the maximum annual target amount of all contingent incentive compensation awards to Employee for all uncompleted periods under the Corporation's Management Incentive Plan (or successor plan thereto).

             (5) For a thirty-six (36) month period after the Termination Date, the Corporation shall provide Employee with life, disability, accident and health insurance benefits substantially similar to and equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction in benefits would constitute "good reason" as defined in this paragraph). Benefits required to be provided to Employee pursuant to this subparagraph B.(5) shall be reduced to the extent comparable benefits are actually received by or made available to Employee without cost during such thirty-six (36) month period and any such benefit actually received by Employee shall be reported to the Corporation by Employee.

         C. In addition to the payments provided for in subparagraph B of this Paragraph 18, in the event that after a Change in Control Employee's employment by the Corporation is terminated by the Corporation without "good cause" or by Employee for "good reason," the Corporation shall continue to honor all stock options granted to Employee (subject to the terms of such options) prior to the Termination Date, and all stock options granted to Employee prior to the Termination Date shall become fully vested and exercisable as of the Termination Date.

         D. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (all such payments and benefits being hereinafter called "Total Payments") would not be deductible (in whole or in part) by the Corporation, an affiliate or person making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986 (the "Code") then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (1) the cash payments provided pursuant to subparagraph B.(3) and B.(4) of this Paragraph 18 shall first be reduced (if necessary, to zero), and (2) benefits provided under subparagraph B.(5) of this paragraph 18 shall next be reduced. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of the tax counsel selected by the Corporations independent auditors and reasonably acceptable to Employee does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code,
(iii) the payments and benefits be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In no event shall the Corporation's obligation to continue to honor all stock options granted to Employee prior to the Termination Date nor the vesting of stock options in accordance with Paragraph 19.C hereof be affected by this Paragraph 19.D.

         E.  DEFINITIONS.

             (1) "Beneficial Owner" has the meaning provided in Rule 13d-3 under the Exchange Act.

             (2)  "Change in Control" means the occurrence of either (a),
(b), (c) or (d), as hereinafter set forth:

                  (a) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation, subsidiaries or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities; or

                  (b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a),
                       (c) or (d) of this subparagraph) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the members of the Board (or, if Board nominations are not voted on by the full Board, members of the Board Committee voting on such nominations) then still in office who either were members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

                  (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities or the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least seventy-five percent (75%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or
                       (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than thirty percent (30%) of the combined voting power of the Corporation's then outstanding securities, or

                  (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

             (3) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             (4) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) of the Exchange Act; however, a person shall not include (a) the Corporation or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

             (5) "Good reason" shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events:

                  (a) any breach by Corporation of the terms and conditions of this Agreement affecting Employee's salary and bonus compensation, any employee benefit, stock options or the loss of any of Employee's titles or positions with Corporation;

                  (b) a significant diminution of Employee's duties and responsibilities;

                  (c) the assignment to Employee of any duties inconsistent with or significantly different from his duties and responsibilities existing at the time of a Change in Control;

                  (d) any purported termination of Employee's employment by Corporation other than as permitted by this Agreement;

                  (e) the relocation of Corporation's principal office or of Employee's own office to any place beyond twenty-five (25) miles from the current principal office of Corporation in Columbus, Georgia;

                  (f) the failure of any successor to Corporation to expressly assume and agree to discharge
                       Corporation's obligations to Employee under this Agreement as extended under this Paragraph, in form and substance satisfactory to Employee.

         F. CONTINUATION OF COMPENSATION AND BENEFITS. If Corporation shall attempt to terminate Employee's employment at any time after a Change in Control and such termination is in good faith disputed by Employee, Corporation shall continue to pay Employee all of his compensation and benefits provided for in this his Agreement until the dispute is finally resolved, either by mutual written agreement or by final judgement, order or decree of a court of competent jurisdiction.

    19. NO REQUIREMENT TO SEEK EMPLOYMENT AND NO OFFSET. Corporation agrees that, if Employee's employment is terminated by Corporation during the term of this Agreement or by Employee for "good reason" during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of his employment by another employer or, after a Change in Control, by Corporation's attempt to offset any amount claimed to be owed by Employee to Corporation or otherwise.

    20. WAIVER OF BREACH OR VIOLATION NOT DEEMED CONTINUING. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

    21. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to his last known residence in the case of Employee or to its principal office in Columbus, Georgia, in the case of the Corporation.

    22. AUTHORITY. The provisions of this Agreement required to be approved by the Board of Directors of Corporation have been so approved and authorized.

    23. ARBITRATION. Except for any dispute or matter arising after a Change in Control, as defined in Paragraph 18, any dispute arising under this Agreement, to the maximum extent allowed by applicable law, shall be subject to arbitration and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be pursuant to the term of the Federal Arbitration Act. The parties shall notify each other of the existence of an arbitrable controversy by certified mail and shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such notice. Notice to Employee shall be sent to Employee's address as it appears in Corporation's records and notice to Corporation shall be sent to: Arbitration Officer, AFLAC Incorporated, AFLAC Center, Columbus, Georgia, 31999. If the dispute cannot be resolved within said fifteen
(15) day period, either party may file a written demand for arbitration with the other party. The party filing such demand shall simultaneously specify his or its arbitrator, giving the name, address and telephone number of said arbitrator. The party receiving such notice shall notify the party demanding the arbitration of his or its arbitrator giving the name, address, and telephone number of said arbitrator within five (5) days of the receipt of such demand. The arbitrator named by the respective parties need not be neutral. The Senior Judge of the Superior Court of Muscogee County, Georgia, on request by either party, shall appoint a neutral person to serve as the third arbitrator and shall also appoint an arbitrator for any party failing or refusing to name his arbitrator within the time herein specified. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the time and place of the hearing, and notify the parties. The majority of the panel shall render an award within ten (10) days of the completion of the hearing, and shall promptly transmit an executed copy of the award to the respective parties. Such an award shall be binding and conclusive upon the parties hereto, in the absence of fraud or corruption. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

    24. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia.

    25. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

    26. TWO ORIGINALS. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same agreement, with one original being delivered to each party hereto.

     IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 14th day of February, 1992.


AFLAC Incorporated

By:   /s/ Daniel P. Amos
    _________________________________
    DANIEL P. AMOS, President and
     Chief Executive Officer


ATTEST:   /s/ Joey M. Loudermilk
        _____________________________
        Assistant Secretary

            CORPORATE SEAL



                                     /s/ Kriss Cloninger, III
                                    _______________________________(L.S.)
                                    KRISS CLONINGER, III




                                     /s/ Kathelen V. Spencer
                                    ____________________________________
                                    WITNESS

                        AMENDMENT TO BASE SALARY

                                  1.


     The undersigned hereby agree that Employee's base salary due under Paragraph 5 of the foregoing Employment Agreement shall be $325,000.00 per year, beginning March 15, 1993, and for each successive year thereafter during the term of said Agreement and any extensions thereof unless hereafter changed by mutual agreement.

     This 15 day of March, 1993.



                                          AFLAC Incorporated


                                    By:  /s/ Daniel P. Amos
                                         _______________________________
                                                 President



                                Attest:  /s/ Joey M. Loudermilk
                                         _______________________________
                                                  Secretary


                                               CORPORATION



                                         /s/ Kriss Cloninger, III
                                         __________________________(L.S.)
                                                  Employee

                   AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment, made and entered into as of the 12th day of November, 1993, by and between AFLAC Incorporated (hereinafter "AFLAC") and Kriss Cloninger, III (hereinafter "Employee").

     WHEREAS, AFLAC and Employee have previously entered into an Employment Agreement dated February 14, 1992; and

     WHEREAS, said Employment Agreement should have provided for a two (2) year "evergreen" provision; and

     WHEREAS, said Employment Agreement mistakenly refers to Employee's inclusion in AFLAC's "Retirement Plan for Senior Officers" instead of the "Supplemental Executive Retirement Plan;" and

     WHEREAS, the parties desire to amend said Employment Agreement to make these corrections;

     NOW, THEREFORE, the parties do amend said Employment Agreement as follows:

         1. The second sentence of Paragraph 5 entitled "Term" shall be stricken in its entirety and the following sentence substituted therefore:

             "On an annual basis beginning effective March 16, 1994, the scheduled term of this Agreement shall be extended for successive two (2) year periods unless written notice of termination is given prior to such annual date by one party to the other party that the Agreement will not be extended by its terms."

         2. The fourth paragraph of Paragraph 12 entitled "Sickness and Total Disability" shall be stricken in its entirety and the following paragraph substituted therefore:

             "It is understood that for purposes of this Paragraph 12, Employee shall, upon his becoming totally disabled, be given such additional "credited service" if necessary to fully qualify Employee under Corporation's Supplemental Executive Retirement Plan (SERP) and to provide a survivor annuity to Employee's spouse under the Plan."

         3. The last sentence of Paragraph 14 entitled "Death of Employee" shall be stricken in its entirety and the following paragraph substituted therefore:

             "For purposes of this paragraph, Employee shall, upon his death, be given such additional "credited service" as necessary to fully qualify Employee under Corporation's Supplemental Executive Retirement Plan (SERP) and to provide a survivor annuity to Employee's spouse under the Plan."

         4. Except as specifically set forth in this Amendment, said Employment Agreement between the parties dated February 14, 1992, shall continue in full force and effect and is hereby reaffirmed, it being the sole intent of the parties to make only the corrections set forth hereinabove.

     IN WITNESS WHEREOF, AFLAC has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 12th day of November, 1993.



    AFLAC INCORPORATED                 /s/ Kriss Cloninger, III
                                       ____________________________(L.S.)
                                               Employee
BY: /s/ Daniel P. Amos
    __________________________
        President                      /s/ LaWanda G. Lugo
                                       __________________________________
ATTEST: /s/ Joey M. Loudermilk                 Witness
        ______________________
          Secretary


             [SEAL]

                       AMENDMENT TO BASE SALARY

                                  2.


     The undersigned hereby agree that Employee's base salary due under Paragraph 5 of the foregoing Employment Agreement shall be $341,250.00 per year, beginning January 1, 1994, and for each successive year thereafter during the term of said Agreement and any extensions thereof unless hereafter changed by mutual agreement.

     This 4th day of January, 1994.




                                          AFLAC Incorporated


                                     BY:  /s/ Daniel P. Amos
                                          ______________________________
                                                    President



                                 ATTEST:  /s/ Joey M. Loudermilk
                                          ______________________________
                                                    Secretary


                                                CORPORATION


                                          /s/ Kriss Cloninger, III
                                          _________________________(L.S.)
                                                    Employee

                                EXHIBIT 13

                              EXHIBIT 13

The following information is contained in the 1993 Annual Report to Shareholders. The required information incorporated by reference to the preceding pages of this 1993 Form 10-K have been reproduced herein as
Exhibit 13 for purposes of electronic filing of this Form 10-K.

                                PART II

ITEM 5.  (a) Market Information:

The Company's common stock is principally traded on the New York Stock Exchange. The Company is also listed on the Pacific Stock Exchange and the Tokyo Stock Exchange.

The high, low and closing quarterly sales prices for the Company's common stock, as published in the U.S. consolidated transaction reporting system, for the last three fiscal years ended December 31, 1993, are as follows:

                      Quarterly Common Stock Prices

   1993               High              Low              Close
- ---------------------------------------------------------------
4th Quarter          $32.75            $24.75           $28.50
3rd Quarter           34.00             27.88            32.25
2nd Quarter           32.20             27.60            28.38
1st Quarter           29.50             26.40            28.80

   1992
- ---------------------------------------------------------------
4th Quarter          $27.90            $23.50           $27.60
3rd Quarter           27.20             23.00            25.20
2nd Quarter           24.30             19.20            24.20
1st Quarter           26.30             21.50            22.00

   1991
- ---------------------------------------------------------------
4th Quarter          $24.90            $18.60           $23.90
3rd Quarter           19.80             16.00            19.80
2nd Quarter           21.60             16.20            17.40
1st Quarter           20.20             14.30            18.50


Share prices have been adjusted to reflect a five-for-four stock split in June 1993.




















                                 EXH 13-1

ITEM 5.  (b)  Holders:
                          1993             1992             1991
- ------------------------------------------------------------------
Number of common
 shares outstanding   103,471,417     103,014,646      102,168,929
Number of registered
 common shareholders       27,866          24,474           23,365
Total number of
 common shareholders       51,566          43,781           40,238



ITEM 5.  (c)  Quarterly cash dividends:

                                                1993          1992
                                              --------    ----------
   4th Quarter                                  $.10         $.088
   3rd Quarter                                   .10          .088
   2nd Quarter                                   .10          .088
   1st Quarter                                   .088         .08





For information concerning dividend restrictions, see Management's Discussion and Analysis of Financial Condition, the section concerning the balance sheet, presented in this Exhibit 13 on pages 13-12, and note 9 of the Notes to the Consolidated Financial Statements, the section concerning Statutory Accounting and Dividend Restrictions, also presented in this
Exhibit 13 on page 13-34.



































                                 EXH 13-2
PAGE

ITEM 6.  SELECTED FINANCIAL DATA
(In thousands, except for per share):
For the Year                                        1993           1992         1991         1990          1989
Revenues:
    Premiums, principally supplemental health   $ 4,225,390    $ 3,369,201  $ 2,765,349  $ 2,259,122  $ 2,033,195
    Net investment income                           689,272        533,166      431,315      340,966      295,656
    Realized investment gains (losses)                2,937         (3,264)      (1,451)         407        5,834
    Other income                                     83,019         87,369       87,456       77,859      103,487(2)
                                                  _________      _________    _________    _________    ---------
            Total revenues                        5,000,618      3,986,472    3,282,669    2,678,354    2,438,172
                                                  ---------      ---------    ---------    ---------    ---------
Benefits and expenses:
    Benefits and claims                           3,423,297      2,692,353    2,188,817    1,759,191    1,561,138
    Expenses                                      1,148,937        969,575      829,160      702,763      698,988(3)
                                                  ---------      ---------    ---------    ---------    ---------
            Total benefits and expenses           4,572,234      3,661,928    3,017,977    2,461,954    2,260,126
                                                  ---------      ---------    ---------    ---------    ---------
            Pretax earnings                         428,384        324,544      264,692      216,400      178,046
Income taxes                                        184,495        141,177      116,008       99,214       97,240
                                                  ---------      ---------    ---------    ---------    ---------
            Net earnings                        $   243,889(1) $   183,367  $   148,684  $   117,186   $   80,806
                                                  =========      =========    =========    =========    =========
- -----------------------------------------------------------------------------------------------------------------
Per Common Share
Net earnings                                    $      2.32(1) $      1.79  $      1.46  $      1.15   $      .80
Cash dividends                                          .388           .344         .296         .264         .232
Shareholders' equity                                  13.20          10.50         9.04         7.77         6.91
Price range:                High                $     34.00    $     27.90  $     24.90  $     15.40   $    18.00
                            Low                       24.75          19.20        14.30         9.70        10.70
                            Close                     28.50          27.60        23.90        15.30        14.40
Price/earnings ratio:*      High                      14.8x          15.6x        17.1x        13.4x        23.7x
                            Low                       10.8           10.7          9.8          8.4         14.1
Common shares used for EPS                          105,201        102,544      101,980      101,719      101,420
- ------------------------------------------------------------------------------------------------------------------
At End of Year
Assets:
    Investments and cash                        $12,469,140    $ 9,461,341  $ 8,056,657  $ 6,269,478  $ 5,000,501
    Other                                         2,973,546      2,440,033    2,087,843    1,765,354    1,514,936
                                                 ----------     ----------   ----------    ---------    ---------
            Total assets                        $15,442,686    $11,901,374  $10,144,500  $ 8,034,832  $ 6,515,437
                                                 ==========     ==========   ==========    =========    =========
Liabilities and shareholders' equity:
    Policy liabilities                          $11,947,137    $ 9,263,008  $ 7,799,338  $ 6,149,177  $ 4,865,642
    Notes payable                                   122,062        125,800      138,810      157,738      213,931
    Income taxes, primarily deferred                950,278        848,514      768,515      684,118      568,306
    Other liabilities                             1,057,585        582,170      514,348      252,833      165,354
    Shareholders' equity                          1,365,624      1,081,882      923,489      790,966      702,204
                                                 ----------      ---------   ----------    ---------    ---------
            Total liabilities and
               shareholders' equity             $15,442,686    $11,901,374  $10,144,500  $ 8,034,832  $ 6,515,437
                                                ===========     ==========   ==========    =========    =========
- -----------------------------------------------------------------------------------------------------------------
                                                            EXH 13-3
PAGE

Supplemental Data
Operating earnings**                            $   241,654(1) $   183,426  $   148,076  $   116,976  $    76,658
Operating earnings per share**                  $      2.30(1) $      1.79  $      1.46  $      1.15  $       .76
Pretax profit margin**                                 8.5%           8.2%         8.1%         8.1%         6.8%
After-tax profit margin**                              4.8%(1)        4.6%         4.5%         4.4%         3.0%
Return on equity                                      19.9%(1)       18.3%        17.3%        15.7%        12.1%
Yen/dollar exchange rate at year-end                 112.00         124.70       125.25       134.60       143.55
Daily average yen/dollar exchange rate               111.21         126.67       134.52       144.83       138.00

Notes:  (1)  Excludes gain of $11,438 ($.11 per share) from cumulative effect of accounting changes in 1993;
        (2)  Includes $12,058 gain on sale of television station in 1989;
        (3)  Includes $34,454 business restructuring write-down in 1989.
        (*)  Based on operating earnings.
        (**) Excludes realized investment gains/losses, net of tax.

        Share and per-share amounts have been adjusted to reflect a five-for-four stock split in June 1993.


































                                                            EXH 13-4
PAGE

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     AFLAC Incorporated (the "Parent Company") and its subsidiaries (the "Company") achieved record-setting results during each of the three years from 1991 through 1993.
     The Company's primary business activity is supplemental health insurance, which is marketed and administered primarily through American Family Life Assurance Company of Columbus (AFLAC). Our operations in Japan (AFLAC Japan) and the United States (AFLAC U.S.) service the two principal markets for our insurance operations. Because of their significance to the Company's consolidated financial condition and results of operations, AFLAC Japan and AFLAC U.S. are the primary components for this discussion and analysis.
     The following discussion of earnings comparisons for 1993 excludes a gain of $11.4 million, or $.11 per share, from the cumulative effect of accounting changes from the adoption of three new Statements of Financial Accounting Standards (SFAS) in the first quarter of 1993. Components of the cumulative adjustment were: an increase to net earnings of $22.0 million from the release of previously provided deferred income taxes (SFAS No. 109), a charge to net earnings of $9.6 million for the accrual of retirement benefits other than pensions (SFAS No. 106), and a charge of $1.0 million for the accrual of post-employment benefits (SFAS No. 112). The financial information in prior years was not restated. These new accounting standards did not have a material effect on the Company's 1993 operating results.



































                                 EXH 13-5

            SUMMARY OF OPERATING RESULTS BY BUSINESS COMPONENT
                             (In millions)

                           Percentage Change          Years ended
                           over previous year         December 31,
                           __________________   _______________________
                             1993    1992         1993    1992    1991
                           __________________   _______________________

AFLAC Japan................  25.6%   20.0%      $ 398.9  $317.7  $264.7

AFLAC U.S..................  20.1    15.3          75.1    62.5    54.2

Other foreign insurance....  43.3   (34.5)         (7.8)  (13.8)  (10.2)

Realized investment
 gains (losses)............                         2.9    (3.3)   (1.4)

Broadcast division.........    .8    13.0          13.4    13.3    11.8

Interest expense,
 non-insurance operations..                        (8.1)   (8.5)  (11.6)

Capitalized interest, on
 building construction.....                         8.8     4.5       -

Parent Company, other
 operations and
 eliminations.............. (14.3)  (12.3)        (54.8)  (47.9)  (42.8)

Pretax earnings............  32.0    22.6         428.4   324.5   264.7

Income taxes...............  30.7    21.7         184.5   141.1   116.0

Earnings before cumulative
 effect of accounting
 changes...................  33.0    23.3         243.9   183.4   148.7

Cumulative effect of
 accounting changes........                        11.4       -       -

Net earnings...............                      $255.3  $183.4  $148.7
                                                  =====   =====   =====

RESULTS OF OPERATIONS

     The increases in reported results in U.S. dollars of AFLAC Japan and of consolidated earnings from 1991 through 1993 were aided by favorable currency translations from yen to dollars. The continued strength of the Japanese yen caused our yen-based earnings to be translated for reporting purposes into a greater number of dollars during the three-year period when compared with the results for each of the previous years. AFLAC Japan's pretax operating earnings (excluding realized investment gains/losses) in yen increased 10.2%, 13.1% and 12.1% for the years ended December 31, 1993, 1992 and 1991, respectively. The reported U.S. dollar results for AFLAC Japan were affected by the increasingly favorable cumulative-average yen-to-dollar exchange rates of 111.21 in 1993, 126.67 in 1992 and 134.52 in 1991. As a result, percentage increases in U.S. dollars for AFLAC Japan's pretax operating earnings were 25.6% in 1993, 20.0% in 1992 and 20.5% in 1991.

                                 EXH 13-6

     The strengthening of the yen benefited consolidated operating earnings by approximately $.24 per share in 1993 and $.08 per share in both 1992 and 1991. Excluding the benefit of the stronger yen, operating earnings per share increased 15.1%, 17.1% and 20.0% for the years ended December 31, 1993, 1992 and 1991, respectively.
     During the last two years, pretax operating earnings have benefited from the capitalization of interest costs of $8.8 million in 1993 and $4.5 million in 1992 associated with the cost of construction of an administrative office building in Tokyo. Total interest expense in 1993 was $10.6 million, compared with $10.4 million in 1992. Upon completion of the building at the end of the first quarter of 1994, the interest costs will no longer be capitalized and will be expensed thereafter.
     The effective corporate income tax rate continued to decline slightly from 43.8% in 1991 to 43.5% in 1992 to 43.1% in 1993, principally due to a change in the mix of the contributions from the Company's business components. Most of the Company's income tax expense represents Japanese income taxes on AFLAC Japan's operating results, which are taxed at Japan's corporate income tax rate of 46.2%. For U.S. income tax purposes, worldwide earnings are taxed either at 35% (34% for 1992 and 1991), less available foreign tax credits, or under the alternative minimum tax basis, where the use of foreign tax credits is more restrictive. For the last three years, the Company has been taxed in the United States under the alternative minimum tax basis.

INSURANCE OPERATIONS, AFLAC JAPAN
     AFLAC Japan, a branch of AFLAC and the principal contributor to the Company's earnings, is the fourth largest life insurance company in Japan in terms of policies in force and the only foreign life insurer that ranks among the top 10 of the 30 life insurance companies in Japan. The more significant percentage changes and ratios for pretax operating results of AFLAC Japan are shown in the table below.

                              AFLAC JAPAN
                      SUMMARY OF OPERATING RESULTS

                              In Dollars                  In Yen
                         1993    1992    1991      1993    1992    1991
                         ____________________      ____________________
Percentage increase
 over previous year:
  Premium income.......  29.9%   24.9%   27.4%     14.1%   17.6%   18.3%
  Investment income....  31.0    25.0    28.8      14.9    17.7    19.8
  Total revenues.......  30.1    24.9    27.6      14.2    17.6    18.5
  Pretax operating
   earnings............  25.6    20.0    20.5      10.2    13.1    12.1
- -----------------------------------------------------------------------
                                                In Dollars
                                       1993        1992        1991
                                     _________________________________
Ratios to total revenues:
  Benefits and claims.............     72.1%       71.5%       71.0%
  Operating expenses..............     18.2        18.4        18.5
  Pretax operating earnings.......      9.7        10.1        10.5
=======================================================================

     The percentage increases in premium income in yen reflect the growth of premiums in force. The increases in annualized premiums in force of 13.2% in 1993, 15.9% in 1992 and 18.7% in 1991 reflect the high persistency rate of our business, steady sales of new policies, and conversions of existing policies to higher benefit and premium policies. New annualized premiums from sales and conversions were $576.1 million in

                                 EXH 13-7

1993, up 6.3% (a decline of 7.5% in yen); $542.2 million in 1992, up 17.5%
(10.3% in yen); and $461.6 million in 1991, up 27.7% (19.9% in yen).  The
1993 decline in new annualized premium sales in yen principally resulted from a slowdown in the conversion program of older cancer plans to the Super Cancer Plan.
     The Super Cancer Plan, which was introduced in 1990, accounted for 55.9% of cancer insurance premiums in force at December 31, 1993, compared
with 44.1% and 26.8% at December 31, 1992 and 1991, respectively.   Total
new annualized premiums from cancer policy sales and conversions were $466.2 million in 1993, down 3.7% (a decline of 16.2% in yen); $484.2 million in 1992, up 17.1% (10.0% in yen); and $413.3 million in 1991, up 27.2% (19.5% in yen). Sales of the Super Cancer Plan in both 1993 and 1992 were affected by reduced disposable income resulting from the troubled Japanese economy and the introduction of our new supplemental insurance product, Super Care, in May 1992.
     Sales of Super Care continued to meet our expectations in 1993. New annualized premiums from the sale of Super Care policies totaled $105 million in 1993, or 20% of new annualized premium sales, compared with $34 million sold in 1992. Super Care policies accounted for 3% of total annualized premiums in force as of December 31, 1993.
     The Ministry of Finance (MOF) in Japan has started to permit insurance companies to increase the premiums on new policy issues in response to the lower investment yield rates available in the Japanese market. AFLAC Japan increased the premiums on Super Care new issues by an average of 10% (effective November 1993) and will increase the premiums on Super Cancer new issues by an average of 16% starting in July 1994. Since the premium increases apply to new policies only, we do not expect any significant adverse impact on our policy persistency rate due to higher premiums.
     Investment income, which is affected by available cash flow from operations and investment yields achievable on new investments, continually increased during the three-year period from 1991 to 1993. The investment yields in Japan, however, have been steadily decreasing since 1990. The cumulative effect of the lower investment yields is reflected in the overall rate of return (net of investment expenses) on AFLAC Japan's average invested assets. In 1993, the overall rate of return declined to 6.16%, compared with 6.22% in 1992 and 6.17% in 1991.
     While the yields on new investments acquired in Japan during 1993 declined from a peak in 1990, we continued to seek the highest investment yields available in longer-dated securities without sacrificing investment quality. Additional investments in AFLAC Japan's dollar-denominated bond portfolio and Euroyen private placements were made during 1993 in an effort to obtain the highest investment yields available within our safety parameters.
     In anticipation of a further decline in investment yields, we have elected to use forward purchase agreements to secure current investment yields. As of December 31, 1993, we had outstanding purchase commitments for the delivery of securities in 1994 of $657.5 million, or 38% of our expected 1994 cash flow, at an average yield to maturity of 4.80%. At December 31, 1992, outstanding purchase commitments amounted to $213.7 million, with an average yield to maturity of 6.04%.
     Two factors slowed AFLAC Japan's growth in investment income during the last three years. Annual profit transfers to AFLAC U.S. of $20.2 million in 1991, $33.4 million in 1992 and $97.9 million in 1993 diminished the amount of funds available for investment by AFLAC Japan. The other factor was expenditures of $177.6 million during the last two years for the construction costs of our administrative office building in Tokyo. These two factors reduced the growth of AFLAC Japan's investment income by approximately $.7 million in 1991, $6.5 million in 1992 and $16.9 million in 1993.


                                 EXH 13-8

     The factors described above have also contributed to reduced rates of increase in AFLAC Japan's pretax operating earnings and to less favorable operating ratios during the last two years. The percentage increases of pretax operating earnings in yen were 10.2% in 1993, 13.1% in 1992 and 12.1% in 1991. During the same three-year period, the benefit ratio increased, and the operating expense ratio declined slightly. The increase in the benefit ratio also reflects the strengthening of policy liabilities to provide for lower assumed interest rates and the continued increase in claims experience due to the excellent persistency of our policies in force. Our annual claims experience studies continue to support our current reserving assumptions.
     Even with Japan's economic slowdown, we believe the market for supplemental insurance remains bright. The demand for our products in Japan has continued. We remain optimistic about increasing penetration within existing groups, opening new accounts and developing new supplemental products for the Japanese market. We also believe that Super Care is a good addition to our product line and will appeal to our cancer
insurance policyholders as well as to new customers.   AFLAC Japan's
objective is to increase new annualized premium sales, excluding conversions, by 10% in 1994.


INSURANCE OPERATIONS, AFLAC U.S.

     AFLAC U.S. has improved its performance during the last three years. The more significant percentage changes and ratios for pretax operating results of AFLAC U.S. are shown in the table below.

                            AFLAC U.S.
                    Summary of Operating Results

                                          1993      1992      1991
                                         __________________________
Percentage increase over previous year:
  Premium income.......................    9.5%     11.1%      7.6%
  Investment income....................   18.5      16.0      14.4
  Total revenues.......................   10.2      10.9       8.6
  Pretax operating earnings............   20.1      15.3      16.5
_______________________________________________________________________
                                          1993      1992      1991
                                         __________________________
Ratios to total revenues:
  Benefits and claims..................   56.8%     57.5%     58.2%
  Operating expenses...................   33.7      33.8      33.4
  Pretax operating earnings............    9.5       8.7       8.4
=======================================================================

     The percentage increases in premium income reflect the growth of
premiums in force.   The increases in annualized premiums in force of
10.0% in 1993, 11.9% in 1992 and 7.8% in 1991 were favorably affected by an improvement in the persistency for several lines of our business, increased sales through Section 125 plans (commonly known as "cafeteria plans"), our product-broadening program and affiliations with insurance brokers. New annualized premiums from sales and conversions were $229.0 million in 1993, $206.1 million in 1992 and $171.8 million in 1991. The percentage increases of new annualized premiums from sales and conversions were 11.1% in 1993, 20.0% in 1992 and 13.1% for 1991.
      The growth of pretax operating earnings during the last three years has been due to several factors. The percentage increases of 20.1% in 1993, 15.3% in 1992 and 16.5% in 1991 reflect lower benefit ratios. The benefit ratios shown above reflect greater sales of accident and hospital

                                 EXH 13-9
indemnity policies, which have a lower loss ratio compared with most of our other products. Increased revenues resulting from investment income generated by strong cash flow from operations and profit transfers from AFLAC Japan also affected the benefit ratio and pretax operating earnings growth. By improving our administrative systems and controlling other costs, we have been able to offset increased spending for our national advertising programs without significantly affecting the operating expense ratio.
     The benefit ratio has declined during the last three years. However, we expect future benefit ratios for some of our supplemental products to increase slightly because of our efforts to enhance policy benefits. In addition, potential future pricing restrictions by insurance regulators may also affect the ratio. At the same time, we expect our operating expense ratio to decline in the future due to continued improvements in policy persistency and operating efficiencies. As a result, we expect the pretax profit margin to continue to improve in 1994.
     The Company is monitoring developments in the U.S. Congress concerning possible changes to the U.S. health care system. One proposal under discussion is the restriction of cafeteria plans. We believe that most of our sales through cafeteria plans are based on the merits of the coverage and not on the tax-savings effect. However, we also believe that part of the persistency improvement we have experienced has been due to the popularity of cafeteria plans. Restrictions on the use of these plans could have a negative impact on sales and the persistency of business in force; however, we cannot determine the extent of this effect at this time.
     Even with changes to the U.S. health care system, we believe that opportunities for marketing high-quality, affordable supplemental insurance policies in the United States will continue. We believe that a reformed health care system will require individuals to assume responsibility for larger portions of their total health care expenses, which should increase the demand for supplemental insurance products in the long term. AFLAC U.S. will continue to explore new distribution channels. AFLAC U.S.' objective is for new annualized premium sales in 1994 to exceed our 1993 results by 10% or more.

OTHER OPERATIONS

     The Company's other operations include insurance operations in two foreign countries (other than Japan) and seven network-affiliated television stations located in small to mid-size U.S. markets.
     A decision was made in 1992 to discontinue the underwriting of credit insurance in the United Kingdom and in 1993, all sales activity was discontinued there. During the last three years, deferred acquisition costs were written off, and the reserves were strengthened for the discontinued insurance products. The U.K. operation is presently in a runoff mode.
     In most respects, our ongoing foreign insurance operations have made progress toward the accomplishment of their developmental goals. We believe our insurance operations in Taiwan and Canada will continue to improve.
     The Broadcast Division's operating results continued to be affected by the sluggish economy. Television advertising revenues in 1993 were also affected by the absence of election-year and Olympic advertising that benefited 1992. Future recovery in advertising revenues will likely depend on positive developments in the U.S. economy. Advertising revenues should benefit from off-year political elections in 1994. Due to the growth and size of our insurance operations, the Broadcast Division will remain a small part of the Company's overall operating results.



                                 EXH 13-10

     The Parent Company's operating expenses consist primarily of corporate overhead expenses such as salary costs, retirement provisions and professional fees. These expenses have increased during the last three years, principally due to growth in corporate service activities.

FINANCIAL ACCOUNTING STANDARDS BOARD'S STATEMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Equity Securities and Fixed-Maturity Investments (SFAS No. 115). Under SFAS No. 115, which the Company adopted effective January 1, 1994, fixed-maturity securities available for sale will be carried at market value in the balance sheet. At December 31, 1993, these securities were carried at lower of cost or market. If the Company had adopted SFAS No. 115 as of December 31, 1993, $1.5 billion would have been added to our total invested assets, and shareholders' equity would have increased by approximately $350 million, after adjustments to reflect deferred income taxes and amounts that are not expected to inure to the benefit of shareholders.


ANALYSIS OF FINANCIAL CONDITION

BALANCE SHEET
     The financial condition of the Company has remained strong during the last two years. The investment portfolios of AFLAC Japan and AFLAC U.S. have continued to grow and still consist of high-quality securities.
     Due to the relative size of AFLAC Japan, changes in the yen/dollar exchange rate can have a significant effect on the Company's financial statements. The yen/dollar exchange rate at the end of each period is used to convert yen-denominated balance sheet items to U.S. dollars for reporting purposes. The exchange rate at December 31, 1993, was 112.00 yen to one U.S. dollar, 11.3% stronger than the December 31, 1992, exchange rate of 124.70. Management estimates that the stronger yen rate increased invested assets, including cash, by $1.1 billion, total assets by $1.3 billion, and total liabilities by $1.3 billion, over the amounts that would have been reported using the previous year's exchange rate.
For additional information on exchange rates, see Note 2, Foreign and Business Segment Information, on page 38.
     Since December 31, 1992, total invested assets have increased $3.0 billion, or 31.8%. AFLAC Japan investments increased $2.8 billion (32.7%), while AFLAC U.S. investments increased $199.8 million (22.3%). During 1993, deferred policy acquisition costs increased 21.0%, and total assets increased 29.8%. During 1992, total invested assets increased $1.4 billion, or 17.4%. The continued growth in assets reflects the strength of our primary business, the substantial cash flows from operations, the record-breaking new annualized premium sales by AFLAC U.S., the substantial renewal premiums collected by AFLAC Japan (87% of AFLAC Japan's premiums) and the effect of the stronger yen.
     The market value of the Company's investments in fixed-maturity securities (both those held to maturity and available for sale) exceeded the financial statement carrying value by $1,851 million at December 31, 1993, and consisted of $1,891 million in gross unrealized gains less $40 million in gross unrealized losses. At year-end 1992, the market value was $499 million more than the carrying value. The increase in net unrealized gains of $1,352 million ($1,323 million in Japan) during 1993 was primarily due to the continued decrease in general-market interest rates in the United States and Japan.
     Mortgage loans on real estate and other long-term investments amounted to less than 1% of invested assets at December 31, 1993 and 1992. Cash and short-term investments totaled $190.1 million as of December 31,

                                 EXH 13-11

1993, or 1.5% of total invested assets, compared with $207.2 million, or
2.2%, at December 31, 1992.   For additional information concerning
investments and market values, see Note 3, Investments, and Note 4, Fair Value of Financial Instruments, on pages 39 and 41.
     The increase in net property and equipment primarily resulted from the construction in progress of our new administrative office building in Japan, which was started during 1992. For additional information concerning property and equipment, see Note 5 on page 41.
     Policy liabilities increased $2.7 billion, or 29.0%, during 1993. AFLAC Japan's policy liabilities increased $2.5 billion, or 31.2%, and AFLAC U.S.' policy liabilities increased $136.4 million, or 12.7%. During 1992, policy liabilities increased $1.5 billion, or 18.8%. These increases are due to the continuing growth of new business, as well as the maturing of existing policies in force in both AFLAC Japan and AFLAC U.S., and the effect of the stronger yen.
     The Company's insurance operations continue to provide the primary sources of liquidity for the Company. Capital needs can also be supplemented by borrowed funds. The principal sources of cash from insurance operations are premiums and investment income. The insurance operations' primary uses of cash are policy claims, commissions, operating expenses, income taxes and payments to the Parent Company for management fees and dividends. Both the sources and uses of cash are reasonably predictable. Our investment policy provides for liquidity through the ownership of high-quality investment securities. AFLAC's insurance policies are generally not interest-sensitive and therefore are not subject to unexpected policyholder redemptions due to investment yield changes. Also, the majority of AFLAC's policies provide indemnity benefits rather than reimbursement for actual medical costs and therefore are not subject to the increasing risks of medical cost inflation.
     We believe outside sources for additional debt and equity capital, if needed, will continue to be available for capital expenditures and business expansion. The Parent Company's capital resources are largely dependent upon the ability of its subsidiaries to pay management fees and dividends. Insurance regulatory authorities impose certain limitations and restrictions on payments of dividends, management fees, loans and advances by AFLAC to the Parent Company.
     The Georgia Insurance Code requires prior approval for dividend distributions that exceed the greater of statutory earnings for the previous year, or 10% of statutory capital and surplus as of the previous year-end. These regulatory limitations are not expected to affect the level of management fees or dividends paid by AFLAC to the Parent Company. Also a new risk-based capital formula was adopted by the National Association of Insurance Commissioners (NAIC) in 1992 for U.S. life insurance companies, which establishes capital requirements relating to insurance risk, business risk, asset risk and interest rate risk. AFLAC's NAIC risk-based capital ratio continues to reflect a very strong statutory capital and surplus position. In addition, there are several ongoing regulatory initiatives being developed by the NAIC relating to investments, reinsurance, dividend restrictions and other accounting requirements. We will continue to review these proposals to determine the effect on the Company.
     In addition to restrictions by U.S. insurance regulators, the Japanese Ministry of Finance imposes restrictions on, and requires approval for, the remittances of earnings from AFLAC Japan to AFLAC U.S. The Parent Company and AFLAC U.S. receive funds from AFLAC Japan in the form of management fees, allocated expenses and profit remittances. Total funds received from AFLAC Japan were $133.4 million in 1993, $65.5 million in 1992 and $48.5 million in 1991. During the last two years, the MOF has developed solvency standards, a version of risk-based capital requirements, as part of its long-term deregulation process. For


                                 EXH 13-12
additional information on Japanese regulatory restrictions on profit transfers and other remittances, see the section on Statutory Accounting and Dividend Restrictions, in Note 9, Shareholders' Equity, on page 44.

CASH FLOW
     In 1993, consolidated cash flow from operations increased 22.7% to $1.8 billion, compared with $1.5 billion in 1992 and $1.2 billion in 1991. Net cash flow from operations for AFLAC Japan increased 23.8% to $1.7 billion in 1993, compared with $1.3 billion in 1992 and $1.1 billion in 1991. AFLAC Japan represented 90% of the consolidated net cash flow from operations in 1993, compared with 89% in 1992 and 87% in 1991. The continued growth of our insurance operations in Japan and the U.S. is the principal reason for the increasing cash flow from operations.
     Consolidated cash flow used for investing activities (purchases less dispositions of investment securities and additions to property and equipment) increased 22.0% to $1.8 billion in 1993, compared with $1.5 billion in 1992 and $1.2 billion in 1991. AFLAC Japan accounted for 88% of the consolidated net cash used by investing activities in 1993, compared with 89% in 1992 and 91% in 1991. Included in AFLAC Japan's portion for 1993 and 1992 were the expenditures required for the construction of an administrative office building in Tokyo for use by AFLAC Japan. The first two payments of 10.2 billion yen each for the construction costs of the building were made in March of 1992 and 1993. The final payment of approximately 13.6 billion yen will be due upon the building's completion at the end of the first quarter of 1994. The total costs of the project are estimated to be approximately 40 billion yen ($357.1 million based on the exchange rate at December 31, 1993).
     Operating cash flow is primarily used to purchase high-quality fixed-maturity securities. When market opportunities arise, the Company disposes of certain fixed-maturity securities to improve future investment yields or lengthen maturities by reinvesting in securities of similar or higher quality. Therefore, dispositions before maturity can vary significantly from year to year. Dispositions before maturity represented approximately 8% of the annual average investment portfolio of fixed-maturity securities in 1993, compared with 18% in 1992 and 14% in 1991.
     In 1993, net cash used for financing activities (principally dividends to shareholders and debt repayments less borrowings) was $68
million, compared with $44 million in 1992 and $48 million in 1991.   All
cash dividends paid by the Parent Company were funded by dividends received from its subsidiaries. During 1993, cash dividends paid to shareholders were $.388 per share ($40.1 million), an increase of 12.8% over 1992. The 1992 cash dividend of $.344 per share ($35.3 million) represented an increase of 16.2% over the 1991 cash dividend of $.296 per share ($30.2 million). We have increased our cash dividend per share at a compound rate of 15.0% over the last 10 years. A five-for-four stock split was distributed on June 15, 1993, effectively increasing the number of outstanding shares by 25% (all share and per-share amounts have been restated for the stock split).
     Subsequent to year-end, on February 8, 1994, the Company announced a stock repurchase plan. The Company's board of directors authorized the repurchase of up to 4.6 million shares of the Company's stock from time to time, depending on market conditions. The repurchased shares may be held as treasury stock or reissued in connection with the Company's stock purchase and benefit plans.








                                 EXH 13-13

                          AFLAC INCORPORATED AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF EARNINGS
                      Years Ended December 31, 1993, 1992 and 1991

(In thousands, except for per               1993         1992         1991
  share amounts)                          ---------    ---------    ---------
Revenues:
   Premiums, principally supplemental
      health insurance                   $4,225,390   $3,369,201   $2,765,349
   Net investment income                    689,272      533,166      431,315
   Realized investment gains (losses)         2,937       (3,264)      (1,451)
   Other income                              83,019       87,369       87,456
                                          ---------    ---------    ---------
         Total revenues                   5,000,618    3,986,472    3,282,669
                                          ----------   ----------   ---------
Benefits and expenses:
   Benefits and claims                    3,423,297    2,692,353    2,188,817
   Acquisition and operating expenses:
      Amortization of deferred policy
         acquisition costs                  127,108       88,009       78,631
      Insurance commissions                 561,678      451,871      368,980
      Insurance expenses                    340,350      304,963      256,815
      Interest expense                       10,554       10,446       14,070
      Capitalized interest on
         building construction               (8,766)      (4,522)           -
      Other operating expenses              118,013      118,808      110,664
                                          ---------    ---------    ---------
         Total acquisition and
            operating expenses            1,148,937      969,575      829,160
                                          ---------    ---------    ---------
         Total benefits and expenses      4,572,234    3,661,928    3,017,977
                                          ---------    ---------    ---------
         Earnings before income taxes
           and cumulative effect
           of accounting changes            428,384      324,544      264,692
Income taxes:
  Current                                   136,930      105,429       60,312
  Deferred                                   47,565       35,748       55,696
                                          ---------    ---------    ---------
      Total income taxes                    184,495      141,177      116,008
                                          ---------    ---------    ---------
         Earnings before cumulative
            effect of accounting changes    243,889      183,367      148,684
Cumulative effect on prior years of
   accounting changes                        11,438            -            -
                                          ---------    ---------    ---------
         Net earnings                      $255,327     $183,367     $148,684
                                          =========    =========    =========
Earnings per share:
      Earnings before cumulative
        effect of accounting changes          $2.32        $1.79        $1.46
      Cumulative effect of
         accounting changes                    0.11            -            -
                                          ---------    ---------    ---------
         Net earnings                         $2.43        $1.79        $1.46
                                          =========    =========    =========
Common shares used in computing
   earnings per share (In thousands)        105,201      102,544      101,980
                                          =========    =========    =========
See the accompanying Notes to the Consolidated Financial Statements.
Share and per-share amounts have been adjusted to reflect a five-for-four stock split in June 1993.
                                       EXH 13-14
PAGE

                            AFLAC INCORPORATED AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS
                          Years Ended December 31, 1993 and 1992
                                      (In thousands)

                                                         1993           1992
                                                    -----------     ----------

ASSETS:
  Investments:
     Fixed maturities held to maturity,
         at amortized cost (market value,
         $2,418,540 in 1993 and
         $1,161,940 in 1992)                       $  2,082,326    $ 1,084,430
     Securities available for sale:
        Fixed maturities, at lower of amortized
            cost or market (market value,
            $11,570,386 in 1993 and $8,433,293
            in 1992)                                 10,055,436      8,011,455
        Equity securities, at market value
            (cost, $67,692 in 1993 and $65,653
            in 1992)                                     82,065         68,343
     Mortgage loans on real estate                       57,485         85,265
     Other long-term investments                          1,726          4,657
     Short-term investments                             166,689        171,053
                                                    -----------     ----------
               Total investments                     12,445,727      9,425,203

  Cash                                                   23,413         36,138
  Receivables, primarily premiums                       231,977        179,528
  Accrued investment income                             184,087        148,990
  Deferred policy acquisition costs                   1,953,248      1,614,394
  Property and equipment, at cost less
     accumulated depreciation                           361,246        223,230
  Intangible assets, at cost less accumulated
     amortization of $31,801 in 1993 and $27,820
     in 1992                                            114,165        116,585
  Other assets                                          128,823        157,306
                                                    -----------     ----------
               Total assets                        $ 15,442,686    $11,901,374
                                                    ===========     ==========


See the accompanying Notes to the Consolidated Financial Statements.

















                                       EXH 13-15.1

                         AFLAC INCORPORATED AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                       Years Ended December 31, 1993 and 1992
                                    (In thousands)

                                                      1993            1992
                                                   ___________    ___________

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Liabilities:
     Policy liabilities:
        Future policy benefits                    $ 10,932,225   $  8,437,829
        Unearned premiums                              302,846        263,493
        Unpaid policy claims                           712,066        561,686
                                                    ----------     ----------
               Total policy liabilities             11,947,137      9,263,008

     Notes payable                                     122,062        125,800
     Income taxes, primarily deferred                  950,278        848,514
     Payables for security transactions                659,158        276,847
     Other liabilities                                 398,427        305,323
  Commitments and contingencies (Notes 3, 5 and 10)
                                                    ----------     ----------
               Total liabilities                    14,077,062     10,819,492
                                                    ----------     ----------

  Shareholders' equity:
     Common stock of $.10 par value. Authorized
        175,000; issued 103,710 shares in 1993
        and 82,549 in 1992                              10,371          8,255
     Additional paid-in capital                        195,730        190,871
     Unrealized foreign currency translation gains     123,294         68,978
     Unrealized gains on equity securities              14,811          5,167
     Retained earnings                               1,029,625        814,355
     Treasury stock                                     (6,568)        (4,171)
     Notes receivable for stock purchases               (1,639)        (1,573)
                                                    ----------     ----------
               Total shareholders' equity            1,365,624      1,081,882
                                                    ----------     ----------
               Total liabilities and
                 shareholders' equity             $ 15,442,686   $ 11,901,374
                                                   ===========    ===========

See the accompanying Notes to the Consolidated Financial Statements.

















                                       EXH 13-15.2

                          AFLAC INCORPORATED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     Years Ended December 31, 1993, 1992 and 1991
                                    (In thousands)

                                           1993         1992         1991
                                        __________   __________   __________

Common Stock - number of shares:
  Issued:
    Balance at beginning of year          82,549       81,778       81,464
    Exercise of stock options                370          771          314
    Shares issued in connection
     with acquisition (Note 9)               104            -            -
    Five-for-four stock split             20,687            -            -
                                        ________     ________     ________
    Balance at end of year               103,710       82,549       81,778
  Less treasury shares                       239          137           43
                                        ________     ________     ________
  Shares outstanding at end of year      103,471       82,412       81,735
                                        ========     ========     ========


See the accompanying Notes to the Consolidated Financial Statements.





































                                       EXH 13-16.1

                          AFLAC INCORPORATED AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     Years Ended December 31, 1993, 1992 and 1991
(In thousands)                              1993         1992         1991
                                         ----------   ----------   ----------
Common stock:
  Balance at beginning of year          $     8,255  $     8,178  $     8,146
  Shares issued in connection
   with acquisition (Note 9)                     10            -            -
  Five-for-four stock split                   2,069            -            -
  Exercise of stock options                      37           77           32
                                         ----------   ----------   ----------
  Balance at end of year                     10,371        8,255        8,178
                                         ----------   ----------   ----------
Additional paid-in capital:
  Balance at beginning of year              190,871      183,414      181,611
  Shares issued in connection
   with acquisition (Note 9)                  3,227            -            -
  Five-for-four stock split                  (2,069)           -            -
  Cash in lieu of fractional shares             (84)           -            -
  Exercise of stock options                   3,785        7,457        1,803
                                         ----------   ----------   ----------
  Balance at end of year                    195,730      190,871      183,414
                                         ----------   ----------   ----------
Unrealized foreign currency translation gains:
  Balance at beginning of year               68,978       66,750       56,876
  Change in unrealized translation
   gains during year                         54,316        2,228       14,961
  Deferred income taxes                           -            -       (5,087)
                                         ----------   ----------   ----------
  Balance at end of year                    123,294       68,978       66,750
                                         ----------   ----------   ----------
Unrealized gains (losses) on equity securities:
  Balance at beginning of year                5,167        1,400       (1,165)
  Change in unrealized gains (losses)
   during year                               11,809          113        5,133
  Deferred income taxes                      (2,165)       3,654       (2,568)
                                         ----------   ----------   ----------
  Balance at end of year                     14,811        5,167        1,400
                                         ----------   ----------   ----------
Retained earnings:
  Balance at beginning of year              814,355      666,271      547,777
  Net earnings                              255,327      183,367      148,684
  Cash dividends on common stock
     ($.388 per share in 1993, $.344
     in 1992 and $.296 in 1991)             (40,057)     (35,283)     (30,190)
                                         ----------   ----------   ----------
  Balance at end of year                  1,029,625      814,355      666,271
                                         ----------   ----------   ----------
Treasury stock:
  Balance at beginning of year               (4,171)      (1,104)        (244)
  Purchase of treasury stock                 (7,893)      (3,067)        (860)
  Shares issued in connection
   with acquisition (Note 9)                  5,496            -            -
                                         ----------   ----------   ----------
  Balance at end of year                     (6,568)      (4,171)      (1,104)
                                         ----------   ----------   ----------
Notes receivable for stock purchases         (1,639)      (1,573)      (1,420)
                                         ----------   ----------   ----------
  Total shareholders' equity            $ 1,365,624  $ 1,081,882  $   923,489
                                         ==========   ==========   ==========
See the accompanying Notes to the Consolidated Financial Statements.
                                       EXH 13-16.2

                          AFLAC INCORPORATED AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                      Years Ended December 31, 1993, 1992 and 1991
                                    (In thousands)

                                            1993         1992         1991
                                         __________   __________   __________
Cash flows from operating activities:
  Net earnings                          $   255,327  $   183,367  $   148,684
  Adjustments to reconcile net
   earnings to net cash provided
   by operatings activities:
    Increase in policy liabilities        1,782,689    1,405,926    1,188,667
    Deferred income taxes                    47,565       35,748       55,696
    Change in income taxes payable          (37,022)      47,911      (36,345)
    Increase in deferred policy
     acquisition costs                     (200,124)    (199,973)    (169,204)
    Increase in receivables                 (38,490)     (19,034)      (8,398)
    Other, net                               35,304       49,530       61,819
                                         __________   __________   __________
      Net cash provided by
       operating activities               1,845,249    1,503,475    1,240,919
                                         __________   __________   __________
Cash flows from investing activities:
  Proceeds from investments sold or matured:
    Fixed-maturity securities matured       129,170       77,771      150,501
    Fixed-maturity securities sold          915,629    1,532,182      932,160
    Equity securities                        45,131       53,271       69,023
    Mortgage loans, net                      24,955          406            -
    Other long-term investments, net          2,931            -            -
    Short-term investments, net              18,483       11,771        9,143
  Costs of investments acquired:
    Fixed-maturity securities            (2,766,509)  (2,986,728)  (2,251,516)
    Equity securities                       (51,237)     (60,435)     (70,997)
    Mortgage loans, net                           -            -       (1,970)
    Other long-term investments, net              -       (1,488)        (114)
  Additions to property and equipment,net  (112,207)     (96,670)     (11,288)
                                         __________   __________   __________
      Net cash used by investing
       activities                        (1,793,654)  (1,469,920)  (1,175,058)
                                         __________   __________   __________
Cash flows from financing activities:
  Proceeds from borrowings                        -        2,300        8,150
  Principal payments under debt
   obligations                              (32,197)     (15,310)     (27,078)
  Dividends paid to shareholders            (40,057)     (35,283)     (30,190)
  Other, net                                  4,578        4,467          975
                                         __________   __________   __________
      Net cash used by
       financing activities                 (67,676)     (43,826)     (48,143)
                                         __________   __________   __________
Effect of exchange rate changes
 on cash                                      3,356           87        2,229
                                         __________   __________   __________
      Net change in cash                    (12,725)     (10,184)      19,947
Cash at beginning of year                    36,138       46,322       26,375
                                         __________   __________   __________
Cash at end of year                     $    23,413  $    36,138  $    46,322
                                         ==========   ==========   ==========

See the accompanying Notes to the Consolidated Financial Statements.

                                       EXH 13-17.1

                          AFLAC INCORPORATED AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                      Years Ended December 31, 1993, 1992 and 1991
                                    (In thousands)

                                           1993         1992         1991
                                        __________   __________   __________

Supplemental disclosures of cash
 flow information:
   Cash payments during the year for:
     Interest on debt obligations      $     9,459  $    10,148  $    14,936
     Income taxes                          148,071       59,153       93,920


In 1993, noncash financing activities included capital lease obligations incurred for computer equipment totaling $28,460, and non-cash investing activities included issuance of common stock for purchase of a company amounting to $8,730 (see Note 9).

See the accompanying Notes to the Consolidated Financial Statements.









































                                       EXH 13-17.2

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION: The accompanying consolidated financial statements of AFLAC Incorporated (the Parent Company) and subsidiaries (the Company) are prepared in accordance with generally accepted
accounting principles.   These principles are established primarily by the
Financial Accounting Standards Board (FASB) and the American Institute of Certified Public Accountants. All significant intercompany items have been eliminated in consolidation. The Company operates predominantly in the insurance industry and primarily sells supplemental health insurance in Japan and the United States. Substantially all of the Company's insurance operations are conducted through American Family Life Assurance Company of Columbus (AFLAC), which operates in the United States (AFLAC U.S.) and as a branch in Japan (AFLAC Japan).

     TRANSLATION OF FOREIGN CURRENCIES: Financial statement accounts expressed in foreign currencies, principally Japanese yen, are translated into U.S. dollars as follows: The functional foreign currency assets and liabilities are translated at the rates of exchange at the balance sheet dates, and the related unrealized translation adjustments are included in a separate component of shareholders' equity. Revenues, expenses and cash flows expressed in functional foreign currencies are translated into U.S. dollars using daily average exchange rates for the year. Realized currency exchange gains and losses resulting from foreign currency transactions are included in earnings.

     INSURANCE REVENUE AND EXPENSE RECOGNITION: Substantially all supplemental health insurance contracts issued by the insurance subsidiaries are classified as long-duration contracts. The contract provisions generally cannot be changed or canceled during the contract period; however, premiums for policies issued in the United States usually may be adjusted in conformity with guidelines prescribed by state insurance regulatory authorities.

     Insurance premiums for health policies are recognized as earned income ratably over the terms of the policies. When revenues are recorded, the related amounts of benefits and expenses are charged against such revenues, so as to result in recognition of profits in the current year and all future years for which the policies are expected to be renewed. This association is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

     Actuarial assumptions and deferrable acquisition costs are reviewed each year and revised when necessary for new policies issued to more closely reflect recent experience and studies of actual acquisition costs.

     DEFERRED POLICY ACQUISITION COSTS: The costs of acquiring new business are deferred and amortized, with interest, over the same expected periods used for computing future policy benefit reserves. In this manner, the related acquisition expenses are matched with revenues. Costs deferred include commissions and certain direct and allocated policy issue, underwriting and marketing expenses, all of which vary with and are primarily related to the production of new business. Policy acquisition costs deferred were $334.5 million in 1993, $285.2 million in 1992 and $251.6 million in 1991. Commissions represented 62.4% in 1993, 65.2% in 1992 and 64.3% in 1991 of the policy acquisition costs deferred.


                                 EXH 13-18

     INSURANCE LIABILITIES: The liabilities for future policy benefits are computed by a net level premium method using estimated future investment yields, withdrawals, morbidity and mortality as derived from the Company's experience, recognized morbidity and mortality tables, and national Japanese studies, with reasonable provision for possible future adverse deviations in experience.

     Unpaid policy claims are computed using statistical analyses of historical claim experience and represent the estimated ultimate unpaid cost of all claims incurred.

     INVESTMENTS: Fixed-maturity securities (principally bonds) are investments that mature at a specified future date more than one year after being issued. Fixed-maturity securities which the Company intends to hold until maturity are classified as "fixed maturities held to maturity" and are carried at amortized cost. Amortized cost is based on the purchase price and is adjusted periodically in order that the carrying value will equal the face or par value at maturity. Fixed-maturity securities, which may be sold prior to maturity due to changes in interest rates, prepayment risks, liquidity needs, tax planning purposes or other similar factors, have been classified as "securities available for sale" and are being carried at the lower of aggregate amortized cost or market. If the aggregate market value for fixed maturities available for sale is less than the aggregate amortized cost of such securities, the excess is an unrealized loss, which is reported in a separate component of shareholders' equity.

     Equity securities (nonredeemable preferred and common stocks) are carried at current market value, which represents closing quotes on the trading exchanges. If the current market value of equity securities is higher than purchase cost, the excess is an unrealized gain; and if lower than cost, the difference is an unrealized loss. The net unrealized gains or losses on equity securities are reported in a separate component of shareholders' equity, along with the unrealized losses on fixed-maturity securities available for sale, if applicable.

     For investments that have experienced a decline in value below their carrying value or cost which is considered to be other than temporary, the decline is recorded as a realized investment loss in the earnings statement. Costs of securities sold are determined on the first-in, first-out method.

     INVESTMENT INCOME: Interest is recorded as income when earned and is adjusted for amortization of any premium or discount. Dividends on equity securities are recorded as income on the ex-dividend dates.

     INCOME TAXES: Different rules are used in computing the U.S. and foreign income tax expense presented in the accompanying financial statements from those used in preparing the Company's income tax returns.
 Deferred income taxes represent the tax effects of income and expense items that are reported in different years for tax and financial statement reporting purposes.

     The Parent Company and its U.S. subsidiaries, including their foreign
branches, file a consolidated U.S. income tax return.   Additionally,
AFLAC Japan is subject to Japanese corporate income taxes.

     INTANGIBLES: Intangible assets, which primarily consist of television network affiliations and FCC licenses of broadcast businesses acquired, are being amortized using the straight-line method, generally over 40 years.

                                 EXH 13-19

     EARNINGS PER SHARE: Earnings per share are based on the weighted average number of common shares outstanding during the periods, including dilutive shares issuable under the stock option plans. All share and per-share amounts have been adjusted to reflect the five-for-four stock split in June 1993.

     ACCOUNTING PRONOUNCEMENTS ADOPTED IN 1993: Effective January 1, 1993, the Company adopted three new Statements of Financial Accounting Standards
(SFAS) as prescribed by the FASB, through a one-time cumulative increase of $11.4 million in the statement of earnings. The financial information for prior years was not restated. These new accounting standards did not have a material effect on the Company's 1993 operating earnings. The three standards adopted were as follows:

     A cumulative gain of $22.0 million was recognized for SFAS No. 109, Accounting for Income Taxes. This new income tax accounting standard replaces the income statement orientation of the previous income tax
accounting standard with a balance sheet approach.   Under this new
accounting standard, a deferred income tax liability is recognized for all existing taxable temporary differences. A deferred income tax asset is also recognized for all existing deductible temporary differences and operating loss and tax credit carryforwards, less a valuation allowance for the portion of such deferred tax asset that is not likely to be realized in future years. A deferred income tax asset or liability is measured using the marginal tax rate that is expected to apply to the last dollars of taxable income in future years. The effects of enacted changes in tax laws or rates are recognized in the period such changes are enacted.

     A cumulative charge of $9.6 million was incurred upon adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This new accounting standard requires accrual of liabilities for postretirement benefits, other than pensions, for retirees during their active service years. The expected costs of providing these benefits (principally health care costs) to future retirees are recognized each year the employee renders service.

     A cumulative charge of $1.0 million was incurred upon the adoption of SFAS No. 112, Employers' Accounting for Postemployment Benefits. This new standard requires accrual of costs relating to benefits provided to former or inactive employees. These benefits principally include salary continuation, severance benefits, health care benefits and life insurance
benefits.   The expected future costs of providing these benefits are
accrued when it is probable that such obligation exists.

     ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED: Financial statements issued by the Company beginning with the first quarter of 1994 will reflect SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting for investments in equity securities that have readily determinable fair values and all investments in debt securities. These investments are to be classified in three categories and accounted for as follows. Debt securities that the Company has the positive intent to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.
(The Company did not hold any such securities as of December 31, 1993.) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses

                                 EXH 13-20
excluded from earnings and reported in a separate component of shareholders' equity. The Company adopted this new standard January 1, 1994. If the Company had adopted SFAS No. 115 as of December 31, 1993, $1.5 billion would have been added to total invested assets, and shareholders' equity would have been increased by $350 million, after adjustments to reflect deferred income taxes and amounts that are not expected to inure to the benefit of shareholders.

      Another new accounting standard that will be effective for financial statements issued in 1995 is SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Since mortgage loans represent less than 1% of invested assets, this new standard will not have a material effect on the Company.

     RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the current-year presentation.














































                                 EXH 13-21

(2)  FOREIGN AND BUSINESS SEGMENT INFORMATION

     The Company's only reportable industry segment is insurance, and its principal foreign operations are conducted in Japan. The components of operations for the years ended December 31 were as follows:


(In thousands)                          1993        1992        1991
                                     _________   _________   _________
Total revenues:
  Insurance:
    Foreign                         $4,127,289  $3,178,625  $2,549,524
    U.S.                               796,587     724,400     653,681
                                     _________   _________   _________
      Total insurance                4,923,876   3,903,025   3,203,205
  Broadcast - U.S.                      68,431      66,272      64,428
  Corporate and other U.S.
    operations                          51,721      59,256      62,444
  Intercompany eliminations            (43,410)    (42,081)    (47,408)
                                     _________   _________   _________
      Total                         $5,000,618  $3,986,472  $3,282,669
                                     =========   =========   =========
Earnings before income taxes and
 cumulative effect of accounting changes:
  Insurance:
    Foreign                         $  390,945  $  297,335  $  248,844
    U.S.                                78,047      66,758      58,729
                                     _________   _________   _________
        Total insurance                468,992     364,093     307,573
  Broadcast - U.S.                       8,673       7,567       4,575
  Corporate and other U.S.
    operations                         (49,281)    (47,116)    (47,456)
                                      ________   _________   _________
      Total                         $  428,384  $  324,544  $  264,692
                                     =========   =========   =========

Total assets at December 31 were as follows:

(In thousands)
Total assets:                                  1993             1992
                                            __________       __________
  Insurance:
    Foreign                                $13,656,280      $10,365,883
    U.S.                                     1,667,125        1,420,030
                                            __________       __________
      Total insurance                       15,323,405       11,785,913
  Broadcast - U.S.                             205,533          217,419
  Corporate and other U.S.
    operations                               1,585,296        1,263,101
  Intercompany eliminations                 (1,671,548)      (1,365,059)
                                            __________       __________
      Total                                $15,442,686      $11,901,374
                                            ==========       ==========


     Foreign assets included investments in U.S. dollar-denominated securities of $647.7 million and $426.5 million as of December 31, 1993 and 1992, respectively. The investment income received from such investments was $42.7 million in 1993, $40.1 million in 1992 and $42.5 million in 1991.


                                 EXH 13-22

     Total insurance assets at December 31, 1993, included premiums receivable of $167.0 million in Japan and $34.6 million in the United States.

     The 1993 year-end yen-to-dollar exchange rate, which is used to convert balance sheet items to U.S. dollars, strengthened 11.3%, while the 1992 year-end exchange rate strengthened .4%, compared with the prior year-end exchange rates based on the yen/dollar rates of 112.00, 124.70 and 125.25 at December 31, 1993, 1992 and 1991, respectively. Had the exchange rates remained unchanged from the prior year-end rates, the change in total assets would have been lower by approximately $1.3 billion (9.3%) in 1993 and $43 million (.4%) in 1992. Total liabilities would have been lower by approximately $1.3 billion (9.9%) in 1993 and $42 million (.4%) in 1992.

     The daily average yen/dollar exchange rate for 1993, 1992 and 1991 of 111.21, 126.67 and 134.52, respectively, strengthened 13.9%, 6.2% and
7.7%, respectively, over the prior years. The strengthening increased net earnings by approximately $24.5 million in 1993 and $7.8 million for both 1992 and 1991.

     Earnings before income taxes included net realized foreign exchange transaction gains of $ .8 million in both 1993 and 1992, and $1.8 million in 1991.

     Annual payments are made from AFLAC Japan for management fees to the Parent Company, and allocated expenses and remittances of earnings to AFLAC U.S. These payments totaled $133.4 million in 1993, $65.5 million in 1992 and $48.5 million in 1991. See Note 9 for information concerning restrictions on remittances of AFLAC Japan earnings.


(3)  INVESTMENTS
     The amortized cost and estimated market values of investments in fixed-maturity securities held to maturity at December 31 were as follows:

                                         December 31, 1993
                              _________________________________________
                                           Gross      Gross   Estimated
                              Amortized Unrealized Unrealized   Market
(In millions)                    Cost     Gains      Losses     Value
                              _________ __________ __________ _________
Yen-denominated, corporate
    obligations:
  Foreign issuers
    (Euroyen and Samurai)     $ 1,732.8  $ 299.5    $      -  $ 2,032.3
  Other                           322.5     53.7        19.0      357.2
                               ________   ______     _______   ________
                                2,055.3    353.2        19.0    2,389.5
U.S. dollar-denominated:
  Corporate obligations            27.0      2.0           -       29.0
                               ________   ______     _______   ________
   Total fixed-maturity
    securities held to
    maturity                  $ 2,082.3  $ 355.2    $   19.0  $ 2,418.5
                               ========   ======     =======   ========






                                 EXH 13-23

                                         December 31, 1992
                              _________________________________________
                                           Gross     Gross    Estimated
                              Amortized Unrealized Unrealized   Market
(In millions)                    Cost      Gains      Losses     Value
                              _________ __________ __________ _________
Yen-denominated, corporate
 obligations:
  Foreign issuers
   (Euroyen and Samurai)      $   752.9  $  84.5   $      -   $  837.4
  Other                           295.5     12.4        20.0     287.9
                                ________  ______    ________   _______
                                1,048.4     96.9        20.0   1,125.3
U.S. dollar-denominated:
  Corporate obligations            36.0       .6           -      36.6
                               ________   ______    ________   _______
   Total fixed-maturity
    securities held to
    maturity                  $ 1,084.4  $  97.5   $    20.0  $1,161.9
                               ========   ======    ========   =======

     The amortized cost and estimated market values of investments in fixed-maturity securities available for sale at December 31 were as follows:
                                          December 31, 1993
                              _________________________________________
                                          Gross      Gross    Estimated
                              Amortized Unrealized Unrealized   Market
(In millions)                    Cost      Gains     Losses     Value
                              _________ __________ __________ _________
Yen-denominated:
  Japan national government
    direct obligations        $ 3,845.9 $  822.7   $      -   $ 4,668.6
  Japan government guaranteed     506.2     50.0          -       556.2
  Japan municipalities            824.1     75.7          -       899.8
  Japan public utilities        2,183.5    351.7          -     2,535.2
  Corporate obligations:
    Banks and other financial
      institutions                218.2     17.5          -       235.7
    Foreign issuers
      (Euroyen and Samurai)       928.8     86.7          -     1,015.5
    Other                          29.5      2.9          -        32.4
                               ________  _______    _______    ________
        Total yen-denominated   8,536.2  1,407.2          -     9,943.4
                               ________  _______    _______    ________
U.S. dollar-denominated:
  U.S. government direct
    obligations                   144.0      8.5          -       152.5
  U.S. agencies (FNMA, etc.)       75.0      3.3         .4        77.9
  U.S. mortgage-backed
    securities (GNMA)                .5        -          -          .5
  Corporate obligations         1,283.3    103.5        7.3     1,379.5
                               ________  _______    _______    ________
    Total dollar-denominated    1,502.8    115.3        7.7     1,610.4
                               ________  _______    _______    ________
Other foreign securities           16.4       .2         -         16.6
                               ________  _______    _______    ________
     Total fixed-maturity
      securities available
      for sale                $10,055.4 $1,522.7   $    7.7   $11,570.4
                               ========  =======    =======    ========

                                 EXH 13-24

                                           December 31, 1992
                               _________________________________________
                                           Gross      Gross    Estimated
                               Amortized Unrealized Unrealized   Market
(In millions)                     Cost     Gains      Losses     Value
                               _________ __________ __________ _________
Yen-denominated:
  Japan national government
    direct obligations         $2,965.7  $  144.6   $      -   $3,110.3
  Japan government guaranteed     440.6      25.8          -      466.4
  Japan municipalities            612.7      36.6          -      649.3
  Japan public utilities        1,809.7     127.3         .5    1,936.5
  Corporate obligations:
    Banks and other financial
      institutions                176.1       9.5          -      185.6
    Foreign issuers
      (euroyen and samurai)       851.5      13.3        5.9      858.9
    Other                          42.7       1.1          -       43.8
                                _______    ______     ______    _______
      Total yen-denominated     6,899.0     358.2        6.4    7,250.8
                                _______    ______     ______    _______
U.S. dollar-denominated:
  U.S. government direct
    obligations                   175.0       8.8         .1      183.7
  U.S. agencies (FNMA, etc.)       62.4       3.2         .1       65.5
  U.S. mortgage-backed
    securities (GNMA)                .8         -          -         .8
  Corporate obligations           855.7      59.4        1.2      913.9
                                _______    ______     ______    _______
     Total dollar-denominated   1,093.9      71.4        1.4    1,163.9
                                _______    ______     ______    _______
Other foreign securities           18.6        -          -        18.6
                                _______    ______     ______    _______
     Total fixed-maturity
       securities available
       for sale                $8,011.5   $ 429.6    $   7.8   $8,433.3
                                =======    ======     ======    =======

The amortized cost and estimated market value of investments in fixed-maturity securities held to maturity at December 31, 1993, by contractual maturity are shown below:

                                                            Estimated
                                           Amortized          Market
(In millions)                                Cost             Value
                                           _________        _________
Due in one year or less                   $     4.7        $     5.0
Due after one year through five years           6.2              7.0
Due after five years through 10 years         178.9            219.0
Due after 10 years                          1,892.5          2,187.5
                                           ________         ________
  Total fixed-maturity securities
    held to maturity                      $ 2,082.3        $ 2,418.5
                                           ========         ========








                                 EXH 13-25

     The amortized cost and estimated market values of investments in fixed-maturity securities available for sale at December 31, 1993, by contractual maturity are shown below:
                                                           Estimated
                                           Amortized         Market
                                              Cost           Value
                                          ___________     ___________
(In millions)
Due in one year or less                  $      160.8    $      164.9
Due after one year through
  five years                                  2,303.0         2,543.4
Due after five years through
  10 years                                    3,141.2         3,611.5
Due after 10 years                            4,449.9         5,250.1
U.S. Mortgage-backed
  securities (GNMA)                                .5              .5
                                           __________      __________
    Total fixed-maturity securities
      available for sale                  $  10,055.4     $  11,570.4
                                           ==========      ==========

     Expected maturities will differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

     Estimated market values for fixed-maturity securities were provided by outside consultants using market quotations, prices provided by market makers, or estimates of market values obtained from yield data relating to investment securities with similar characteristics. The estimated market values for equity securities were determined by using market quotations as of the end of the year on the principal public exchange markets such as the New York Stock Exchange and the Tokyo Stock Exchange.

     Realized and unrealized gains and losses from investments for the years ended December 31 were as follows:

(In thousands)                           1993        1992        1991
                                      __________  __________  __________
Realized gains (losses) on
  sale or maturity of investments:
  Fixed-maturity securities:
    Gross gains from sales            $  16,447   $  17,458   $  10,635
    Gross losses from sales              (8,980)    (22,311)    (11,691)
    Net gains from redemptions            2,369       2,027       1,170
                                       ________    ________    ________
                                          9,836      (2,826)        114
  Equity securities                      (5,864)        280        (572)
  Other long-term securities             (1,035)       (718)       (993)
                                       ________    ________    ________
     Net realized gains (losses)      $   2,937   $  (3,264)  $  (1,451)
                                       ========    ========    ========


Changes in unrealized gains:
  Fixed-maturity securities          $1,303,052   $ 410,888   $ 311,560
  Equity securities                      12,143         113       5,133
                                      _________    ________    ________
     Net unrealized gains            $1,315,195   $ 411,001   $ 316,693
                                      =========    ========    ========



                                 EXH 13-26

     Investments in fixed-maturity securities held to maturity are carried in the financial statements at amortized cost. Investments in fixed-maturity securities available for sale are carried in the financial statements at aggregate lower of cost or market. As of December 31, 1993 and 1992, the market values of fixed-maturity securities available for sale were higher than amortized cost. Therefore, unrealized gains and losses for all fixed-maturity securities are not reflected in the financial statements. Equity securities are carried in the financial statements at market value. Unrealized gains and losses for equity securities and aggregate unrealized losses for fixed maturities available for sale (none in 1993 or 1992) are included as a separate component of shareholders' equity.

     The following fixed-maturity securities individually exceeded 10% percent of shareholders' equity at December 31:

(In millions)                         1993                  1992
                              ___________________   ___________________
                              Amortized    Market   Amortized    Market
                                Cost       Value       Cost      Value
                              ___________________   ___________________

Japan National Government     $3,845.9   $4,668.6   $2,965.7   $3,165.6
Tokyo Electric Power
  Company, Ltd.                  695.6      812.4      568.8      611.9
Chubu Electric Power             486.2      556.4      408.3      429.7
Tokyo Metropolitan
  Government                     391.0      423.7      312.4      320.2
Finance Corp. of Local
  Enterprise                     311.4      345.4      271.8      288.6
Province De Quebec               231.9      244.5          *          -
Kyushu Electric Power
  Company, Ltd.                  209.1      243.5      169.0      181.5
Kansai Electric Power
  Company, Ltd.                  207.1      240.9      195.6      208.9
Tohoku Electric Power            169.3      195.2      140.6      149.7
Nippon Telephone and
  Telegraph Corp.                143.9      164.2          *          -
Chugoku Electric Power           137.0      159.6      123.4      132.1
*Less than 10%

     The components of net investment income for the years ended December 31 were as follows:

(In thousands)                           1993        1992        1991
                                      _________   _________   _________
Fixed-maturity securities             $ 691,482   $ 529,829   $ 421,244
Equity securities                         1,554       1,225         775
Mortgage loans on real estate             6,024       6,615       6,446
Other long-term investments                 369       1,096       2,243
Short-term investments                    8,094      11,239      16,322
                                       ________    ________    ________
  Gross investment income               707,523     550,004     447,030
Less investment expenses                 18,251      16,838      15,715
                                       ________    ________    ________
  Net investment income               $ 689,272   $ 533,166   $ 431,315
                                       ========    ========    ========





                                 EXH 13-27

     At December 31, 1993, the Company had outstanding forward commitments to purchase yen-denominated bonds for $657.5 million (fair value $682.5 million) with an average yield to maturity of 4.80%. These commitments secured yields that existed in late 1993 for investment of operating cash flows that will occur in 1994. At December 31, 1992, the outstanding forward commitments amounted to $213.7 million (fair value $216.2 million), with an average yield to maturity of 6.04%. These contractual purchase commitments are reflected in invested assets and in payables for security transactions in the accompanying balance sheet.


(4)  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash, short-term investments, premium receivables, investment receivables and payables, and short-term notes payable approximate their fair values due to the short-term maturity of these instruments.

     The carrying amounts and fair values (market values) of the Company's fixed-maturity and equity securities are disclosed in Note 3.

     The fair values for mortgage loans are estimated using the quoted market prices for securities collateralized by similar mortgage loans, adjusted for the difference in loan characteristics. For mortgage loans where quoted market prices are not available, the fair values are estimated using discounted cash flow analysis and interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of these calculations. The fair values for notes payable are estimated using discounted cash flow analysis, based on the Company's current borrowing rates for similar types of borrowings.

     The carrying values and estimated fair values of the Company's investments in mortgage loans and notes payable as of December 31 are as follows:

                                     1993                   1992
                              __________________     __________________
(In thousands)                Carrying   Fair        Carrying   Fair
                              Amount     Value       Amount     Value
                              __________________     __________________
Mortgage loans:
  Commercial                  $ 47,132  $ 61,896     $ 59,227  $ 70,454
  Residential                   10,353    19,586       26,038    33,028
                               _______   _______      _______   _______
    Total                     $ 57,485  $ 81,482     $ 85,265  $103,482
                               =======   =======      =======   =======
Notes payable                 $122,062  $127,398     $125,800  $132,575
                               =======   =======      =======   =======













                                 EXH 13-28

(5)  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

(In thousands)                                      1993         1992
                                                 ________      ________
Land........................................     $ 22,447      $ 20,747

Buildings...................................       79,441        74,468

Construction in progress (AFLAC Japan)......      202,428        90,203

Equipment...................................      144,923       108,809
                                                  _______       _______
                                                  449,239       294,227

Less accumulated depreciation...............       87,993        70,997
                                                  _______       _______
  Net property and equipment................     $361,246      $223,230
                                                  =======       =======

     In March 1992, the Company entered into a contract for the construction of an administrative office building in Tokyo, Japan. The total costs of the building will be approximately 40 billion yen ($357.1 million at the 1993 year-end exchange rate).

     The building is being built on partially leased land. The Company is committed to purchase the leased land at an unspecified date, upon the demand of the owners of the land. The purchase price is to be based on the fair market value of the land at the time of purchase. As of December 31, 1993, the fair market value of the leased land is estimated to be 3.6 billion yen ($32.6 million).

     Construction is being funded from AFLAC Japan's cash flow. In accordance with generally accepted accounting principles, interest expense on outstanding debt is being capitalized during the construction period.


























                                 EXH 13-29

(6)  FUTURE POLICY BENEFITS

     The liability for future policy benefits at December 31 consists of the following:

(In millions)              Liability Amounts           Interest rates
                      ____________________________   ___________________
                      Policy                           Year
                      Issue                             of       In 20
                       Year       1993      1992       Issue     Years
                      ______    _______   ________   ________  _________
Health insurance:
  Foreign:           1990-93  $ 3,795.1  $ 2,054.9      5.5%      5.5%
                     1988-93      863.5      710.0      5.25      5.25
                     1987-88    1,077.5      928.0      5.5       5.5
                     1985-87      197.1      189.4      5.65      5.65
                     1985-86      889.2      802.3      6.75      5.5
                     1978-84    2,467.3    2,322.6      6.5       5.0
                     1974-79      647.8      535.0      7.0       5.0
                     Other         23.9       42.7

  U.S.:
                     1988-93      211.7      107.4      8.0       6.0
                     1986-93      299.3      288.4      6.0       6.0
                     1985-86       22.8       21.5      6.5       6.5
                     1981-86      268.8      268.9      7.0       5.5
                     1973-80       55.1       57.4      6.0       4.5
                     1956-79        6.6        7.0    4.0-5.5   4.0-5.5
                     Other         82.7       81.0

Life insurance       1956-93       23.8       21.3    4.0-6.75    5.5
                               ________   ________
                       Total  $10,932.2  $ 8,437.8
                               ========   ========

     The weighted average interest rates reflected in the statements of earnings for health insurance future policy benefits for foreign policies were 5.8% in 1993, 5.9% in 1992 and 6.0% in 1991, and for U.S. policies, 6.3% in 1993 and 6.2% in 1992 and 1991.























                                 EXH 13-30

(7)  NOTES PAYABLE

     A summary of notes payable at December 31 follows:

(In thousands)                                      1993         1992
                                                 _________    _________
5.965% unsecured note payable to banks, due
  in semi-annual installments beginning
  1995 through 1997                              $ 49,000     $      -
9.60% to 10.72% unsecured notes payable to
  bank, due in semi-annual installments
  through 1998                                     40,722       49,167
Obligations under capitalized leases, due in
  monthly installments through 1998, secured
  by computer equipment in Japan                   25,052            -
8.3% notes payable, due
  in monthly installments through
  1997, secured by equipment                        5,511        6,930
10.05% unsecured note payable to bank,
  due in quarterly installments
  through 1997                                      1,700        2,100
Unsecured notes payable to banks,
  with interest not to exceed prime:                    -       62,203
8.5% mortgage note payable                              -        4,595
Other                                                  77          805
                                                  _______      _______
    Total notes payable                          $122,062     $125,800
                                                  =======      =======


     The aggregate maturities of notes payable during each of the five years after December 31, 1993, are: 1994, $15.3 million; 1995, $25.6 million; 1996, $36.0 million; 1997, $34.7 million; and 1998, $10.3 million.

     In 1993, the Company refinanced $59.0 million of its unsecured demand notes payable with a new 5.965% note payable. The loan agreement for the new note contains various covenants, which, among other things, require the Company to maintain a minimum consolidated net worth of $750 million.























                                 EXH 13-31

(8)  INCOME TAXES

     The income tax effects of the temporary differences that give rise to deferred income tax assets and liabilities as of December 31, 1993, were as follows:

(In thousands)
Deferred income tax liabilities:
  Deferred acquisition costs                              $     785,699
  Policy benefit reserves                                        97,199
  Other                                                          96,402
                                                           ____________
    Total deferred income tax liabilities                 $     979,300

Deferred income tax assets:
  Difference in tax basis of investment in
    Japan branch of AFLAC                                        69,204
  Foreign tax credit carryover                                   61,758
  Other                                                          92,370
                                                           ____________
    Total gross deferred tax assets                       $     223,332
  Less valuation allowance                                       74,711
                                                           ____________
    Total deferred income tax assets                      $     148,621
                                                           ____________
      Deferred income tax liability                       $     830,679

Current income tax liability                                    119,599
                                                           ____________
      Total income tax liability                          $     950,278
                                                           ============

     Foreign tax credit carryovers of $13.4 million, $25.4 million and $23.0 million expire in 1995, 1997 and 1998, respectively.

     The components of income tax expense for the years ended December 31 were as follows:

                                 Foreign,
                               Principally
(In thousands)                    Japan           U.S.         Total
                               ___________     _________    ___________
Income tax expense:
  1993:
    Current                    $   126,439     $  10,491    $   136,930
    Deferred                        47,222           343         47,565
                                __________      ________     __________
      Total                    $   173,661     $  10,834    $   184,495
                                ==========      ========     ==========
  1992:
    Current                    $    97,979     $   7,450    $   105,429
    Deferred                        33,786         1,962         35,748
                                __________      ________     __________
      Total                    $   131,765     $   9,412    $   141,177
                                ==========      ========     ==========
  1991:
    Current                    $    53,546     $   6,766    $    60,312
    Deferred                        53,244         2,452         55,696
                                __________      ________     __________
      Total                    $   106,790     $   9,218    $   116,008
                                ==========      ========     ==========

                                 EXH 13-32

     Income tax expense in the accompanying consolidated financial statements is greater than the amount computed by applying the expected U.S. tax rate of 35% for 1993 and 34% for 1992 and 1991 to pretax earnings before the cumulative effect of accounting changes. The principal reasons for the differences and the related tax effects are summarized as follows:
(In thousands)                       1993          1992          1991
                                  _________     _________     _________
Income taxes based on U.S.
  statutory rates                 $ 149,934     $ 110,345     $  89,995
U.S. alternative minimum tax          9,542         7,380         6,230
Unrecognized foreign tax credits     17,275        14,612         7,605
Non-insurance losses generating
  no current tax benefit              1,598         1,754         3,800
Other, net                            6,146         7,086         8,378
                                   ________      ________      ________
  Income tax expense              $ 184,495     $ 141,177     $ 116,008
                                   ========      ========      ========

     Most of the Company's income tax expense represents Japanese income taxes on AFLAC Japan operating results. Japan's corporate tax rate was 46.2% in 1993, 1992 and 1991. Income tax benefits on net unrealized investment gains in 1993 and 1992 reflect a tax benefit of 46.2% on unrealized losses of AFLAC Japan.

     Income tax expense (benefit) for the years ended December 31 was allocated as follows:
                                        Liability   Deferred   Deferred
                                          Method     Method     Method
(In thousands)                             1993       1992       1991
                                        _________   ________   ________
Operating earnings (excluding realized
  investment gains and losses)           $183,793   $144,382   $118,067
Realized investment gains and losses          702     (3,205)    (2,059)
                                          _______    _______    _______
   Earnings before the cumulative
    effect of accounting changes          184,495    141,177    116,008
Unrealized gains and losses on
  securities available for sale             2,165     (3,654)     2,568
                                          _______    _______    _______
    Total income tax expense             $186,660   $137,523   $118,576
                                          =======    =======    =======

     Deferred income tax expense, which results from differences in the timing of reporting various income and expense items between the financial statements and the income tax returns, are summarized as follows:
                                    Liability     Deferred     Deferred
                                      Method       Method       Method
(In thousands)                         1993         1992         1991
                                    _________     ________     ________
Recognition of deferred policy
  acquisition costs                 $  56,786     $ 52,097     $ 41,307
Adjustments of liability for
  future policy benefits                  584          201        1,184
Unrecognized foreign tax credits       (3,548)      (6,393)       7,605
Non-insurance losses generating
  no current tax benefit                2,214        1,754        1,639
Current year utilization of foreign
  tax credit carryforwards                  -            -        6,521
Other, net                             (8,471)     (11,911)      (2,560)
                                     ________      _______      _______
   Deferred income tax expense      $  47,565     $ 35,748     $ 55,696
                                     ========      =======      =======
                                 EXH 13-33

(9)  SHAREHOLDERS' EQUITY

     STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS: The insurance subsidiaries are required to report their results of operations and financial position to state insurance regulatory authorities, and in the case of AFLAC Japan, to the Japanese Ministry of Finance, on the basis of statutory accounting practices prescribed or permitted by such authorities. U.S. statutory net income of AFLAC was $149.2 million in 1993, $153.2 million in 1992 and $163.8 million in 1991. Statutory capital and surplus was $992.7 million and $864.5 million at December 31, 1993 and 1992, respectively, as determined on a U.S. statutory accounting basis.

     Reconciliations of total AFLAC net assets on a generally accepted accounting principles basis to net assets determined on a U.S. statutory accounting basis as of December 31 are as follows:

     (In thousands)                             1993            1992
                                             __________      __________
Net assets on generally accepted
 accounting principles basis                $ 1,447,352     $ 1,165,449
Elimination of deferred policy
  acquisition costs                          (1,950,845)     (1,611,606)
Adjustment to liability for future
  policy benefits                               828,932         714,922
Adjustment to income tax liability              857,124         743,482
Reduction in premiums receivable                (42,989)        (37,318)
Establishment of asset valuation reserve       (106,431)        (77,447)
Elimination of statutory
  non-admitted assets                           (37,038)        (39,305)
Other, net                                       (3,405)          6,339
                                             __________      __________
  Net assets on U.S. statutory
    accounting basis                        $   992,700     $   864,516
                                             ==========      ==========

     The Parent Company depends on its subsidiaries for cash flow, primarily in the form of dividends and management fees. Consolidated retained earnings in the accompanying financial statements largely represent undistributed earnings of the subsidiaries. Net assets of the insurance subsidiaries aggregated $1,447.4 million at December 31, 1993. Dividends, management fees (see Note 2) and other payments to the Parent Company by its insurance subsidiaries are subject to various regulatory restrictions and approvals related to safeguarding the interests of insurance policyholders. Dividend payments by AFLAC during 1994 in excess of $151.9 million would require prior approval of U.S. state insurance regulatory authorities.

     AFLAC Japan accounted for $1,099.7 million of the above net assets on a generally accepted accounting principles basis at December 31, 1993.

     A portion of earnings, as determined on a Japan statutory accounting basis, can be remitted to AFLAC U.S. after satisfying various restrictions imposed by Japanese regulatory authorities for protecting policyholders and obtaining remittance approvals from such authorities. Profit remittances to the United States can fluctuate due to changes in the amounts of regulatory earnings. Among other items, factors affecting regulatory earnings include changes in the market value of investments and fluctuations in foreign currency translations of AFLAC Japan's U.S. dollar-denominated investments.


                                 EXH 13-34

     Net assets (unaudited) of AFLAC Japan, based on Japan statutory accounting practices, aggregated $184.4 million, and $197.8 million at December 31, 1993, and 1992, respectively. Japan statutory accounting practices differ in many respects from U.S. generally accepted accounting principles including: different policy benefit reserving methods, immediate charge-off of policy acquisition costs, investment securities generally carried at lower of cost or market and nonrecognition of deferred income tax liabilities.

     Earnings were remitted from AFLAC Japan to AFLAC U.S. in the amount of $97.9 million in 1993, $33.4 million in 1992 and $20.2 million in 1991. Management expects to continue to obtain approvals from Japan regulatory authorities for annual transfers in line with projected increases in regulatory basis earnings.

     STOCK SPLIT: All share and per-share amounts have been adjusted to reflect a five-for-four stock split in June 1993.

     STOCK OPTIONS: The following table summarizes data relating to qualified and non-qualified stock options:

                                        1993         1992        1991
                                     _________    _________   _________
Number of shares subject to options:
  Outstanding at
    beginning of year                3,505,379    4,212,674   4,453,165
  Granted                               22,501      425,143     397,375
  Expired/canceled                           -      (12,657)     (8,450)
  Exercised                           (470,365)  (1,119,781)   (629,416)
                                     _________    _________   _________
  Outstanding at end
    of year                          3,057,515    3,505,379   4,212,674
                                     =========    =========   =========
Exercisable at end
  of year                            2,761,980    2,913,053   3,177,811
                                     =========    =========   =========
Available for future
  grants                                   276       22,777     435,263
                                     =========    =========   =========
Exercise price per
  share for options
  exercised                        $3.07-24.20  $3.07-18.40 $3.07-14.70
                                    ==========   ==========  ==========

The exercise price of options outstanding at December 31, 1993, ranged from $3.07 to $31.40 per share.

     OTHER:  In accordance with the Parent Company's Articles of
Incorporation, shares of common stock are generally entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of 48 months, at which time they become entitled to 10 votes per share.

     In December 1993, the Parent Company issued 213,060 shares from treasury stock and 103,688 newly-issued shares of common stock for a total of 316,748 shares in exchange for the common stock of a corporation owned by the Company's president and chief executive officer. The assets of the acquired corporation consisted of 238,308 shares of the Parent Company's common stock (valued at the stock exchange average closing market price over the preceding 18 trading-day period) and future renewal commission rights on certain AFLAC insurance policies sold in the officer's territory

                                 EXH 13-35
while he served as an independent agent for the Company on a commission-only basis prior to 1983 (computed at fair value based on the average of three appraisals of the present value determinations made by three independent actuarial consultants). The 238,308 shares of Parent Company stock acquired have been reflected as the purchase of treasury shares in the accompanying consolidated financial statements.


(10)  BENEFIT PLANS

     RETIREMENT PLANS: The Company sponsors several defined-benefit retirement plans covering substantially all employees. The retirement benefits for employees are generally based on years of service and formula-determined salaries at retirement for AFLAC Japan employees, and salary during the five highest consecutive years out of the last 10 years preceding retirement for U.S. employees.

     It is the Company's general policy to annually fund through a trust the accrued costs for the U.S. employee plans to the extent deductible for U.S. federal income tax purposes (such accrued costs are calculated under the frozen entry-age actuarial cost method). A portion of the AFLAC Japan employee retirement program is funded under a group annuity arrangement with another insurance company. An accrued liability is included in the consolidated financial statements for the unfunded portion of the AFLAC Japan program and supplemental plans for certain Japan and U.S. officers.

     The components of retirement expense and significant actuarial assumptions for the years ended December 31 are shown below.

                               1993           1992            1991
                           ______________  _____________  _____________
(In thousands)              Japan   U.S.    Japan  U.S.    Japan  U.S.
                           ______  ______  ______ ______  ______ ______
Basic employee plans:
 Service cost for benefits
  earned during the year   $1,500 $ 1,602 $1,249 $ 1,160 $1,077 $   902
 Interest cost on projected
  benefit obligations         801   2,145    618   1,745    517   1,456
 Less actual investment
  return on plan assets      (355) (1,195)  (538) (1,538)  (346) (2,819)
 Net amortization
  and deferral                213    (487)    97    (308)    74   1,269
                            _____  ______  _____  ______  _____  ______
   Total retirement
    expense for basic
    employee plans          2,159   2,065  1,426   1,059  1,322     808
Officers, retirees and
 beneficiaries unfunded
 supplemental plans         1,021  18,007    932  16,506    866  16,869
                            _____  ______  _____  ______  _____  ______
  Total retirement expense $3,180 $20,072 $2,358 $17,565 $2,188 $17,677
                            =====  ======  =====  ======  =====  ======
Significant actuarial
  assumptions:
 Discount rate for:
  Net periodic pension
   costs                     5.5%   8.0%    5.5%    9.0%    5.5%   9.0%
  Benefit obligations        4.0    7.0     5.5     9.0     5.5    9.0
 Projected increase in
  salary levels              4.5    5.0     4.5     6.6     4.5    6.6
 Expected long-term
  return on plan assets      5.5    9.0     5.5     9.0     5.5    9.0
                                 EXH 13-36

     Reconciliations of the funded status of the basic employee plans with amounts recognized in the accompanying consolidated balance sheets as of December 31 are as follows:

                                          1993                1992
                                    ________________   ________________
(In thousands)                       Japan     U.S.     Japan     U.S.
                                    _______  _______   _______  _______
Plan assets, at fair market
 value (primarily bonds, stocks
 and insurance contracts)           $12,615  $22,874   $ 9,125  $21,575
                                     ______   ______    ______   ______
Actuarial present value of
 benefit obligations:
  Accumulated benefit obligations,
   based on employee service to
   date and present salary levels:
     Vested benefits                 10,953   22,159     6,422   12,245
     Non-vested benefits                203    1,298       184    1,001
  Effect of assumed future
   salary increases                  10,452   10,919     5,349    7,585
                                     ______   ______    ______   ______
  Projected benefit obligations      21,608   34,376    11,955   20,831
                                     ______   ______    ______   ______
Plan assets over (less than)
 unamortized projected benefit
 obligations                         (8,993) (11,502)   (2,830)     744
Unamortized net losses or (gains)
 from plan experience variations
 and changes in actuarial
 assumptions                          4,802   13,317      (651)   3,894
Unrecognized prior service
 cost (credit)                            -      596         -     (774)
Unamortized net transition (gain)
 loss                                   966   (1,448)      948   (1,570)
Adjustment required to recognize
 minimum liability                        -   (1,976)        -        -
                                     ______   ______    ______   ______
Prepaid retirement cost
 (liability) recognized in
 consolidated balance sheets        $(3,225) $(1,013)  $(2,533) $ 2,294
                                     ======   ======    ======   ======

     In addition to the funded benefit obligations shown above, the accrued retirement liability at December 31, 1993 and 1992, was $73.0 million and $53.9 million, respectively, for unfunded supplemental retirement plans for various officers and beneficiaries. The actuarial present value of projected benefit obligations was $117.4 million and $71.4 million at December 31, 1993 and 1992, respectively. The discount rates used were 4.0% and 5.5% for AFLAC Japan, and 7.0% and 9.0% for AFLAC U.S., for 1993 and 1992, respectively.

     Such supplemental retirement plans include a lifetime obligation to the surviving spouse of the Company's former chairman of the board. Current benefits are payable at 1% of the previous year's "net earnings" as defined in the agreement. Benefits after 1994 will be reduced by one-half.

     POST-RETIREMENT BENEFITS: In addition to pension benefits, substantially all U.S. employees of the Company participate in health care benefit plans. Employees become eligible for these benefits, up to age

                                 EXH 13-37

65 if they terminate employment after age 55 with 15 years of service. Certain employees are eligible for non-medical benefits.

     In 1993, the Company adopted the accrual method of accounting for post-retirement benefits and elected to recognize the transition obligation in earnings in the current year. The cumulative effect of recognizing this transition obligation was a decrease to earnings of $9.6 million during 1993.

     Post-retirement cost for the year ended December 31, 1993, based on an assumed discount rate of 8% was $1.0 million, of which $.2 million is service cost and $.8 million is interest cost. The accumulated benefit obligation at December 31, 1993, was $11.2 million based on an assumed discount rate of 7%.

     The health care cost trend rate assumed was 15%, graded to 7% over 8 years. Increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated benefit obligation as of December 31, 1993, by $.5 million, and the estimated service cost and interest cost components for 1993 by $.4 million.

     STOCK BONUS PLAN: AFLAC U.S. maintains a Stock Bonus Plan for eligible U.S. sales associates. Contributions to the plan, which are determined based on sales of insurance policies, are made by AFLAC U.S. to a trust and are used to purchase the Parent Company's common stock for later distribution to the participants. The net costs of this plan, which are included in deferred policy acquisition costs, amounted to $3.5 million in 1993, $4.1 million in 1992 and $4.8 million in 1991.


































                                 EXH 13-38

INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
AFLAC Incorporated:

     We have audited the accompanying consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AFLAC Incorporated and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                       KPMG PEAT MARWICK

Atlanta, Georgia
January 31, 1994


























                                 EXH 13-39
PAGE

SELECTED QUARTERLY FINANCIAL DATA

Unaudited Consolidated Quarterly Financial Data
(In thousands, except per-share amounts)
- -----------------------------------------------------------------------------------------------------------------------------
Three Months ended,                 March 31                 June 30               September 30              December 31
- -----------------------------------------------------------------------------------------------------------------------------
1993                           Amount     % Change      Amount     % Change      Amount     % Change      Amount    % Change
- -----------------------------------------------------------------------------------------------------------------------------
Total revenues              $1,121,470     20.0 %    $1,236,720     29.5 %    $1,308,241     27.6 %    $1,334,187     24.5 %
Net earnings before
   cummulative effect of
   accounting changes           53,746     26.8          58,741     32.7          64,540     34.8          66,861     36.9
Net earnings                    65,184                   58,741                   64,540                   66,861
- -----------------------------------------------------------------------------------------------------------------------------

Per common share:
   Net earnings before
    cummulative effect of
    accounting changes      $      .51     24.4      $      .56     27.3      $      .61     32.6      $      .64     33.3
- -----------------------------------------------------------------------------------------------------------------------------

Three Months ended,                 March 31                 June 30               September 30              December 31
- -----------------------------------------------------------------------------------------------------------------------------
1992                           Amount     % Change      Amount     % Change      Amount     % Change      Amount     % Change
- -----------------------------------------------------------------------------------------------------------------------------

Total revenues              $  934,466     21.1 %    $  955,293     22.0 %    $1,025,294     23.4 %    $1,071,419     19.4 %
Net earnings                    42,397     25.8          44,250     27.4          47,873     24.1          48,848     17.3
- -----------------------------------------------------------------------------------------------------------------------------

Per common share:
   Net earnings             $      .41     24.2      $      .44     29.4      $      .46     21.1      $      .48     17.1
- -----------------------------------------------------------------------------------------------------------------------------
Per-share amounts have been adjusted to reflect a five-for-four stock split in June 1993.





                                                          EXH 13-40
PAGE

                               EXHIBIT 22.0

                           AFLAC INCORPORATED
                              SUBSIDIARIES


The following list sets forth the subsidiaries of the Company:

             Company                                      Jurisdiction
___________________________________________              ______________

AFI Japan Co., Ltd. ("AFIJC")                            Japan
AFLAC Broadcast Partners ("AFLACBP")                     Georgia
AFLAC Insurance Company, Ltd. ("AICL")                   United Kingdom
AFLAC Insurance Company of Canada ("AFLACIC")            Canada
AFLAC International, Inc. ("AII")                        Georgia
AFLAC Life Assurance Company, Ltd. ("ALACL")             United Kingdom
AFLAC plc ("AL")                                         United Kingdom
AFLAC Real Estate Holdings, Inc. ("AREH")                Georgia
A. S. Hospitality, Inc. ("ASH")                          Tennessee
American Family Broadcast Group, Inc. ("AFBG")           Georgia
American Family, Ltd. ("AF")                             United Kingdom
American Family Life Assurance Company
  of Columbus ("AFLAC")                                  Georgia
American Family Life Assurance Company
  of New York ("AFLAC-NY")                               New York
Communicorp, Inc. ("COMM")                               Georgia
Communicorp International, Inc. ("CI")                   Hong Kong
Famous Artists Corporation ("FAC")                       Pennsylvania
Hotel Columbus, Inc. ("HCI")                             Georgia
Service American Corporation ("SAC")                     Georgia
WITN Television Company ("WITN")                         North Carolina


The above subsidiaries are 100% directly owned by the Company, except:
     WITN is 100% directly owned by AFBG.
     CI is 100% directly owned by COMM.
     AF, AICL and ALACL are 100% directly owned by AL.
     AFLACIC and AFLAC-NY are 100% directly owned by AFLAC.
     AFIJC and SAC are 100% directly owned by AREH.
     AFLACBP is 99% owned by AFLAC and 1% owned by AFBG.






















                                  EXH-22.0

                              Exhibit 24.0

KPMG PEAT MARWICK
Certified Public Accountants
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308







                            INDEPENDENT AUDITORS' CONSENT



The Shareholders and The Board of Directors
AFLAC Incorporated


We consent to incorporation by reference in the Registration Statement No. 33-44720 on Form S-8 of AFLAC Incorporated of our report dated January 31, 1994, relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the 1993 annual report to shareholders and is incorporated by reference in the December 31, 1993 annual report on Form 10-K of AFLAC Incorporated.





                                          KPMG PEAT MARWICK



Atlanta, Georgia
March 28, 1994





















                                   EXH-24.0

                              Exhibit 24.1

KPMG PEAT MARWICK
Certified Public Accountants
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308








                            INDEPENDENT AUDITORS' CONSENT



The Shareholders and The Board of Directors
AFLAC Incorporated


We consent to incorporation by reference in the Registration Statement No. 33-41926 on Form S-3 of AFLAC Incorporated of our report dated January 31, 1994, relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the 1993 annual report to shareholders and is incorporated by reference in the December 31, 1993 annual report on Form 10-K of AFLAC Incorporated.




                                        KPMG PEAT MARWICK



Atlanta, Georgia
March 28, 1994





















                                 EXH-24.1

                              EXHIBIT 24.2

KPMG PEAT MARWICK
Certified Public Accountants
303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308







                             INDEPENDENT AUDITORS' CONSENT



The Shareholders and The Board of Directors
AFLAC Incorporated


We consent to incorporation by reference in the Registration Statement No. 33-41552 on Form S-8 of AFLAC Incorporated of our report dated January 31, 1994, relating to the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the 1993 annual report to shareholders and is incorporated by reference in the December 31, 1993 annual report on Form 10-K of AFLAC Incorporated.




                                        KPMG PEAT MARWICK



Atlanta, Georgia
March 28, 1994





















                                   EXH-24.2